Exhibit 99.5

Index to Consolidated Financial Statements

Bremer Financial Corporation

Page
Audited Consolidated Financial Statements
Fiscal Year Ended December 31, 2023 and 2022
Report of Independent Auditors	3
Consolidated Balance Sheets	5
Consolidated Statement of Income	6
Consolidated Statement of Comprehensive Income	7
Consolidated Statement of Shareholders Equity	8
Consolidated Statement of Cash Flows	9
Notes to Consolidated Financial Statements	10

Interim Consolidated Financial Statements (Unaudited)
Nine Months Ended September 30, 2024
Consolidated Balance Sheet	1
Consolidated Statement of Income	2

Ernst & Young, LLP 700 Nicollet Mall Suite 500 Minneapolis, MN 55402	Tel: +1 612 343 1000 ey.com

Report of Independent Auditors

The Board of Directors and Shareholders

Bremer Financial Corporation

Opinion

We have audited the consolidated financial statements of Bremer Financial Corporation (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with auditing standards generally accepted in the United States of America, the Company’s internal control over financial reporting, including internal control over the preparation of regulatory financial statements, in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria) and our report dated March 26, 2024 expressed an unmodified opinion thereon.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Adoption of ASU 2016-13, Financial Instruments — Credit Losses

As discussed in Note 3 to the financial statements, in 2023 the Company changed its method of accounting for credit losses as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update (ASU) No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and the related amendments. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

March 26, 2024

Bremer Financial Corporation

Consolidated Balance Sheet

At December 31 (Dollars in Thousands)	2023	2022
Assets
Cash, cash equivalents, and due from banks	$391,470	$713,841
Investment securities
Available-for-sale	1,623,960	1,754,823
Held-to-maturity (fair value $1,788,900 and $1,827,650, respectively; $78,478 and $59,954 pledged as collateral, respectively)(A)	2,104,572	2,175,723
Loans held for sale	10,334	11,851
Loans held for investment
Loans	11,454,296	10,621,894
Less allowance for loan losses	(102,751)	(112,832)
Net loans held for investment	11,351,545	10,509,062
Premises and equipment, net	140,969	129,349
Goodwill and other intangibles, net	136,731	138,904
Bank owned life insurance	173,037	170,155
Other assets	443,112	387,085
Total assets	$16,375,730	$15,990,793
Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$3,967,525	$4,906,954
Interest-bearing	8,962,601	8,276,598
Total deposits	12,930,126	13,183,552
Short-term borrowings	659,230	860,946
Long-term debt	1,023,118	241,664
Accrued expenses and other liabilities	314,756	341,800
Total liabilities	14,927,230	14,627,962
Redeemable Class A common stock, 960,000 shares issued and outstanding	115,880	109,026
Shareholders’ equity
Common stock
Class A, no par, 12,000,000 shares authorized; 240,000 shares issued and outstanding	57	57
Class B, no par, 10,800,000 shares authorized, issued, and outstanding	2,562	2,562
Retained earnings	1,538,586	1,483,556
Accumulated other comprehensive income (loss)	(208,585)	(232,370)
Total shareholders’ equity	1,332,620	1,253,805
Total liabilities and shareholders’ equity	$16,375,730	$15,990,793

(A) Includes only collateral pledged by the Company where counterparties have the right to sell or pledge the collateral.

See Notes to Consolidated Financial Statements

Bremer Financial Corporation

Consolidated Statement of Income

Year Ended December 31 (Dollars in Thousands)	2023	2022
Interest Income
Loans, including loans held for sale	$589,495	$412,233
Investment securities	97,591	92,789
Other interest income	23,279	9,764
Total interest income	710,365	514,786
Interest Expense
Deposits	191,529	37,644
Short-term borrowings	47,342	4,312
Long-term debt	31,402	7,541
Other	1,711	404
Total interest expense	271,984	49,901
Net interest income	438,381	464,885
Provision for credit losses	19,187	(9,030)
Net interest income after provision for credit losses	419,194	473,915
Noninterest Income
Service charges	28,215	28,663
Insurance revenue	15,986	13,794
Investment management and trust fees	18,829	19,971
Brokerage revenue	18,277	19,027
Mortgage banking and loan fees	10,486	21,427
Realized gains (losses) on investment securities	(2,578)	134
Other	18,480	26,086
Total noninterest income	107,695	129,102
Noninterest Expense
Compensation and employee benefits	207,595	220,654
Occupancy and equipment, net	43,966	48,880
Data processing fees	17,531	21,033
FDIC premiums and examination fees	17,544	10,163
Other	83,837	54,195
Total noninterest expense	370,473	354,925
Income before taxes	156,416	248,092
Applicable income taxes	32,408	49,632
Net income	$124,008	$198,460

See Notes to Consolidated Financial Statements

Bremer Financial Corporation

Consolidated Statement of Comprehensive Income

Year Ended December 31 (Dollars in Thousands)	2023	2022
Net income	$124,008	$ 198,460
Reclassifications of realized losses (gains) to earnings, net of tax
Realized losses (gains) on available-for-sale securities	1,882	(98)
Other employee benefit plan amortization	7,447	821
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on available-for-sale securities	18,915	(196,585)
Unrealized gains (losses) on derivatives and hedging activities	(1,960)	(881)
Net gains (losses) arising during period related to employee benefit plans	(430)	(42,463)
Other comprehensive income (loss)	25,854	(239,206)
Comprehensive income (loss)	$149,862	$(40,746)

See Notes to Consolidated Financial Statements

Bremer Financial Corporation

Consolidated Statement of Shareholders’ Equity

	Common Stock		Retained	Accumulated Other Comprehensive
(Dollars in Thousands)	Class A	Class B	Earnings	(Loss) Income	Total Equity
Balance December 31, 2021	$57	$2,562	$1,369,421	$(12,301)	$1,359,739
Net income	—	—	198,460	—	198,460
Other comprehensive income (loss)	—	—	—	(239,206)	(239,206)
Dividends, $5.84 per share	—	—	(74,400)	—	(74,400)
Allocation to redeemable Class A common stock(A)	—	—	(9,925)	19,137	9,212
Balance December 31, 2022	57	2,562	$1,483,556	(232,370)	1,253,805
Change in accounting principle(B)	—	—	16,927	—	16,927
Net income	—	—	124,008	—	124,008
Other comprehensive income (loss)	—	—	—	25,854	25,854
Dividends, $6.76 per share	—	—	(81,120)	—	(81,120)
Allocation to redeemable Class A common stock(A)	—	—	(4,785)	(2,069)	(6,854)
Balance December 31, 2023	$57	$2,562	$1,538,586	$(208,585)	$1,332,620

(A)	Reflects the allocation of net income after the payment of dividends and allocation of other comprehensive income (loss).

(B)	Effective January 1, 2023 the Company adopted accounting guidance requiring the recognition of credit losses on financial instruments using an expected loss model rather than incurred losses. Upon adoption, the Company decreased its allowance for credit losses and increased retained earnings net of deferred taxes through a cumulative-effect adjustment.

See Notes to Consolidated Financial Statements

Bremer Financial Corporation

Consolidated Statement of Cash Flows

Year Ended December 31 (Dollars in Thousands)	2023	2022
Operating Activities
Net income	$124,008	$198,460
Adjustments to reconcile net income to net cash provided by operating activities
Provision for credit losses	19,187	(9,030)
Depreciation and amortization	12,518	13,959
Amortization and accretion, net	9,128	6,503
Deferred income tax provision	(2,233)	8,182
Change in fair value of MSRs	3,339	(2,792)
Investment securities losses (gains), net	2,578	(134)
Loan sales losses (gains), net	(5,906)	1,392
Proceeds from sales of loans originated for sale	198,222	325,574
Loans originated for sale	(188,117)	(284,004)
Other, net	(73,315)	173,435
Net cash provided by (used in) operating activities	99,409	431,545
Investing Activities
Purchases of available-for-sale investment securities	(60,000)	(381,527)
Purchases of held-to-maturity investment securities	(131,182)	(342,396)
Proceeds from maturities of available-for-sale investment securities	136,572	216,220
Proceeds from maturities of held-to-maturity investment securities	201,189	226,798
Proceeds from sales and calls of available-for-sale investment securities	76,655	25,782
Net change in loans held for investment	(865,797)	(451,371)
Purchase of premises and equipment	(39,644)	(12,908)
Proceeds from sale of premises and equipment	12,741	1,767
Other, net	1,037	1,081
Net cash provided by (used in) investing activities	(668,429)	(716,554)
Financing Activities
Net change in noninterest-bearing deposits	(939,429)	(238,253)
Net change in interest-bearing deposits	686,003	(1,071,031)
Net change in short-term borrowings	(201,716)	659,977
Proceeds from issuance of long-term debt	782,911	24,625
Common stock dividends paid	(81,120)	(74,400)
Net cash provided by (used in) financing activities	246,649	(699,082)
Net increase (decrease) in cash, cash equivalents, and due from banks	(322,371)	(984,091)
Cash, cash equivalents, and due from banks at beginning of year	713,841	1,697,932
Cash, cash equivalents, and due from banks at end of year	$391,470	$713,841
Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$254,129	$43,024
Cash paid for income taxes	30,926	37,452
Non-cash transfer of loans to other assets	229	157
Non-cash acquisition of operating leases	157	13,248

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1. Company Description

Bremer Financial Corporation and its subsidiaries, including Bremer Bank, (collectively referred to as the “Company” or “Bremer”) is a privately held, regional financial services company jointly owned by the Otto Bremer Trust (“OBT”), Bremer directors, and Bremer employees. Founded in 1943 by Otto Bremer, the Company is headquartered in St. Paul, Minnesota and provides a comprehensive range of banking, mortgage, investment, wealth management, trust and insurance products and services primarily throughout Minnesota, North Dakota, and Wisconsin. Clients include small businesses, mid-sized corporations, agribusinesses, non-profits, public and government entities, and individuals and families. Lending and depository services are primarily provided through banking offices located in Minnesota, North Dakota, and Wisconsin.

Note 2. Accounting Policies

Basis of Presentation

The consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States, include the accounts of the Company and its subsidiaries and all variable interest entities (“VIEs”) for which the Company has both the power to direct activities of the VIE that most significantly impact the VIE’s economic performance, and the obligation to absorb losses or right to receive benefits of the VIE that could potentially be significant to the VIE. Consolidation eliminates all intercompany accounts and transactions.

Certain items in prior periods have been reclassified to conform to the current period presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual experience could differ from those estimates and assumptions.

Cash, Cash Equivalents, and Due from Banks

The Company has defined cash equivalents as cash items in process, interest-bearing balances due from depository institutions with an original maturity date of less than 90 days, and federal funds sold, which have original maturity dates less than 90 days.

Investment Securities

Available-for-sale Investment Securities

Available-for-sale securities include debt securities that are carried at fair value with unrealized net gains or losses reported within other comprehensive income (loss), net of tax. These securities may be sold before maturity in response to changes in the Company’s interest rate risk profile, funding needs, demand for collateralized deposits by public entities, or other reasons. Realized gains or losses on securities are determined on a trade date basis based on the specific amortized cost of the investments sold. Declines in fair value related to credit, if any, are recorded by establishing an allowance for credit losses.

Securities in an unrealized loss position are assessed to determine whether management intends to sell, or it is more likely than not they will be required to sell the security before recovery of its amortized cost basis. If either criterion is met, the security’s amortized cost is written down to fair value through income.

For securities that do not meet either criterion, management periodically evaluates whether the decline in fair value below the amortized cost basis of the security is the result of credit related factors. As a part of this evaluation, management considers various factors such as the extent of the unrealized loss, nature of the investment security, credit ratings or financial condition of the issuer, expected cash flow scenarios, existence of any government or agency guarantees, and market conditions. If there is indication that a credit loss exists, the Company measures the allowance for credit losses using market information where available and discounting expected cash flows at the original effective rate of the investment security. The present value of expected cash flows is compared to the security’s amortized cost with any excess amortized cost recorded as a credit loss. The credit loss is limited to the excess of the security’s amortized cost over fair value. Changes in the allowance for credit losses are reported within provision for credit losses on the consolidated income statement. Charge-offs are recognized against the allowance when uncollectibility on the security is confirmed or the criteria regarding intent or requirement to sell is met. Refer to Note 5 for additional information.

Accrued interest receivable is excluded from the amortized cost basis of available-for-sale securities and the measurement of the allowance for credit losses. Accrued interest receivable on available-for-sale securities is presented within other assets in the consolidated balance sheet.

Held-to-maturity Investment Securities

Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at historical cost adjusted for amortization of premiums and accretion of discounts. Expected credit losses, if any, are recorded by establishing an allowance for credit losses.

The held-to-maturity investment securities are comprised of U.S. Treasury and U.S. agency mortgage- backed securities that are issued by U.S. government entities or agencies, are either explicitly or implicitly guaranteed by the U.S. government, and have no history of credit losses. Accordingly, the Company does not expect to incur any credit losses on held-to-maturity investment securities and no allowance for credit losses has been recorded at December 31, 2023.

Accrued interest receivable is excluded from the amortized cost basis of held-to-maturity securities and the measurement of the allowance for credit losses. Accrued interest receivable on held-to-maturity securities is presented within other assets in the consolidated balance sheet.

Loans Held for Sale

Loans held for sale (“LHFS”) represent loans originated by the Company, intended to be sold in the secondary market. LHFS primarily include first lien, single-family residential mortgage loans that conform to underwriting standards of the Government Sponsored Enterprises (“GSEs”). The LHFS portfolio is carried at the lower of cost or fair value, with any changes in carrying value recorded in noninterest income. Net gains realized on the sales of loans are recognized in noninterest income at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold, including any deferred origination fees and costs.

Loans Held for Investment

Loans held for investment (“LHFI”) include loans originated by the Company, as well as purchased loans, that management has the intent and ability to hold for the foreseeable future or until maturity or payoff. The Company’s accounting methods differ depending on whether the loans are originated or purchased, and for purchased loans, whether the loans contained evidence of credit deterioration at acquisition.

Originated LHFI

Originated LHFI are reported at the principal amount outstanding adjusted for charge-offs, the allowance for credit losses, and net of unearned income or deferred loan fees and costs. Interest income is accrued based on the principal amount outstanding. Certain direct loan origination fees and costs, as well as commitment fees, are deferred and recognized over the life of the loan or commitment as yield adjustments. The Company has elected to exclude accrued interest receivable from the amortized cost basis of LHFI and the measurement of the allowance for credit losses. Accrued interest receivable related to LHFI is presented within other assets in the consolidated balance sheet.

Purchased LHFI

All purchased LHFI are measured at their initial investment or at fair value if acquired as a part of a business combination, in accordance with applicable accounting guidance. For loans acquired after December 31, 2022, an allowance for credit losses is determined using the same methodology as other loans held for investment. The initial allowance for loans considered purchase credit deteriorated (PCD) is established by adjusting the basis of the acquired loans whereas the allowance for non-PCD loans is recognized through provision expense. Non-credit related premiums and discounts are amortized and accreted into income over the life of the loan. The Company did not have any PCD loans at December 31, 2023.

Prior to January 1, 2023, purchased LHFI were measured at their initial investment or at fair value if acquired as a part of a business combination, including any credit discounts, in accordance with applicable accounting guidance. An allowance for loan losses was not recorded at the acquisition date.

Allowance for Credit Losses

Beginning January 1, 2023, the allowance for credit losses is established for current expected credit losses on the Company’s loan portfolio, including unfunded commitments. The allowance considers expected losses for the remaining contractual lives of the applicable assets, inclusive of expected recoveries and prepayments. The allowance is increased through provisions charged to earnings and reduced by net charge-offs. Management evaluates the allowance for credit losses on a quarterly basis.

The Company considers multiple economic scenarios over a reasonable and supportable two-year forecast period. Expected credit losses for periods beyond the reasonable and supportable forecast period are determined based on a reversion method which reverts to long-term historical loss estimates over a consecutive four quarter period on a straight-line basis. Economic scenarios are weighted based on the Company’s expectation of economic conditions for the foreseeable future and reflect significant judgment and consideration of forecast uncertainty. Other factors affecting credit losses not reflected in the economic scenarios may be considered by management when estimating expected credit losses. These factors may include, but are not limited to, loan servicing practices, regulatory guidance, and/or fiscal or monetary policy actions.

The allowance for credit losses utilizes forward-looking expected loss models to consider a variety of factors affecting lifetime credit losses. These factors include, but are not limited to, macroeconomic variables such as unemployment rates, unemployment claims, nonfarm employment levels, real gross domestic product levels, home price index, commercial real estate price index, and agriculture price index, as well as loan and borrower characteristics, such as probability of default, loss given default, and exposure at default depending on the loan risk characteristics, delinquency status, industry, geographic location, collateral type and available valuation information, and the remaining term of the loan, adjusted for expected prepayments.

The Company offers a broad array of lending products and categorizes its loan portfolio into two segments, which is the level at which it develops and documents a systematic methodology to determine the allowance for credit losses. The Company’s two loan portfolio segments are commercial lending and consumer lending. The Company further disaggregates its loan portfolio segments into various classes based on their underlying risk characteristics. The three classes within the commercial lending segment are commercial loans, commercial real estate loans, and agriculture loans. The two classes within the consumer lending segment are residential mortgages and retail loans. Where similar loan risk characteristics exist, the allowance is measured on a collective (pool) basis.

The commercial class consists of loans made to businesses to provide financing for business operations, capital purchases, acquisitions, expansions, and other business investments. Lending in this segment is to a wide variety of industries, including manufacturing, retail operations, education, health care, professional offices, nonprofits, and municipalities. These loans are generally secured by business assets and guaranteed by owners, and cash flows from operations are generally the primary source of repayment. Key risk characteristics relevant to this class include the industry, geography, size of the borrower’s business, repayment sources, the borrower’s debt capacity and financial performance, strength and liquidity of guarantors, management expertise, loan covenants, and value of collateral. The Company considers these characteristics in assigning risk ratings and estimating the allowance.

The commercial real estate class includes loans made to businesses secured by real estate. Properties securing the loans in this class are comprised of both owner-occupied and non-owner-occupied properties. Non-owner-occupied properties include hotels and lodging, multifamily residential buildings, office buildings, office warehouses, medical/assisted living, and retail buildings. Key risk characteristics relevant to this class include the industry, geography, size of the borrower’s business, repayment sources, borrower’s debt capacity and financial performance, strength and liquidity of guarantors, loan covenants, tenants, property characteristics, and value of collateral. The Company considers these characteristics in assigning risk ratings and estimating the allowance.

The agriculture class includes loans made to individuals and businesses involved in agriculture, including crop and livestock production, dairy, and other agribusiness activities. Loans in this segment are generally secured by agricultural land, crops, livestock, equipment, and operating assets and are guaranteed by owners. The primary source of repayment is generally cash flow from operations. Key risk characteristics relevant to this class include the geography of the borrower’s operations, industry characteristics, commodity prices, marketing activity, weather patterns, insurance and government program support, repayment sources, borrower’s debt capacity and financial performance, loan covenants, and value of collateral. The Company considers these characteristics in assigning risk ratings and estimating the allowance.

The residential real estate class includes loans made to consumers, including residential first mortgages, residential construction loans, and home equity first lien loans. These loans are typically fixed-rate loans secured by residential real estate. Key risk characteristics relevant to this class include the borrower’s capacity and willingness to repay, payment history, income and debt levels, value and location of collateral, unemployment rates, and other economic factors. The Company considers these characteristics in assigning, as applicable, risk classifications and estimating the allowance.

The retail class includes consumer loans, including home equity second lien loans, loans secured by automobiles and other installment loans, and unsecured term loans and revolving credit lines. Key risk characteristics relevant to this segment include the borrower’s capacity and willingness to repay, payment history, income and debt levels, value and location of collateral, unemployment rates, and other economic factors. The Company considers these characteristics in assigning, as applicable, risk classifications and estimating the allowance.

Loans that do not exhibit similar risk characteristics are evaluated on an individual basis and are not included in the collective evaluation. If an individually evaluated loan is determined to be collateral dependent or meets the criteria to apply the collateral dependent practical expedient, expected credit losses are estimated based on the fair value of collateral less applicable selling costs. If not, a discounted cash flows methodology is used.

The Company’s methodology for determining the allowance for credit losses also considers the need for adjustments to the estimated allowance amounts described above as a result of limitations inherent in the methodologies used. Using a systematic approach, necessary adjustments are made to consider the potential impact of other qualitative factors not captured in the quantitative model which include, but are not limited to, the following: model imprecision, imprecision in economic scenario assumptions, and emerging risks related to changes in the economic environment that are affecting specific loan segments. The consideration of these qualitative factors is incorporated in the allowance for credit losses for each loan class.

Prior to implementation of Accounting Standard Update 2016-13 on January 1, 2023, the Company was required to use an incurred loss methodology to estimate credit losses. The allowance for credit losses and resulting provision expense levels for comparative periods presented were estimated in accordance with that methodology and applicable accounting guidance.

Allowance for Unfunded Commitments

The allowance for unfunded commitments is determined using similar procedures and methodologies used for LHFI supplemented by the information related to future funding expectations. The future funding expectations are based on historical weighted average utilization levels. The reserve is included in accrued expenses and other liabilities on the consolidated balance sheet. Net adjustments to the reserve for unfunded commitments are included in provision for credit losses on the consolidated statement of income.

Nonaccrual and Past Due Loans

The LHFI portfolio is reviewed regularly by the Company and loans are placed on nonaccrual status when the collection of interest or principal is unlikely. When a loan is placed on nonaccrual status, unpaid accrued interest is reversed and future interest accruals are suspended. The Company’s policy is to assign loans to nonaccrual status when payment of interest and principal in full is not expected, principal or interest has been in default for 90 days, the loan is being maintained on a cash basis due to the deterioration in the condition of the borrower, or the loan has otherwise been determined to be impaired. An exception to this policy can be made if a loan is well-collateralized and in the process of collection, with the expectation that the loan will be fully repaid or brought current before it becomes a maximum of 150 days past due.

A nonaccrual loan may be restored to accrual status when 1) none of its principal and interest is due and unpaid and the Company expects repayment of the remaining contractual principal and interest as agreed; 2) the borrower has resumed paying the full amount of the scheduled contractual interest and principal payments for a minimum of six months; or 3) repayment criteria established by the Company to bring the loan current have been met, even though the loan has not yet been brought fully current.

Credit Quality and Risk Ratings

The Company categorizes its loans into one of 12 internal risk rating categories that are based on relevant information about the borrower’s ability to service debt, as well as expectations for future performance, with primary consideration in assigning risk ratings being the strength of the primary repayment source for the loan. The Company categorizes its loans into the internal risk rating categories on an ongoing basis.

The 12 internal risk rating categories are mapped to pass, special mention, or classified credit quality indicator categories. Pass loans are not classified on the Company’s rating scale for problem credits, as minimal credit risk has been identified. Special mention loans have a potential weakness requiring credit monitoring activities. Classified loans have a well-defined weakness that results in greater risk regarding the full collection of contractual cash flows. Loans in the special mention and classified categories are considered criticized loans.

Impaired Loans

A loan is considered impaired when management determines it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured as the difference between the recorded investment in the loan (including accrued interest, net deferred loan fees or costs, and unamortized premium or discount) and the estimated present value of total expected future cash flows, discounted at the loan’s effective rate, or the fair value of the collateral less selling costs, if the loan is collateral dependent. Impairment is recognized by either adjusting the allowance for credit losses, or by charging off the impaired amount. All nonaccrual loans meet the definition of impaired loans.

Loan Modifications

In certain circumstances, the Company may modify the terms of a loan to maximize the collection of amounts due when a borrower is experiencing financial difficulties or is expected to experience financial difficulties in the near- term. In most cases, the modification is either a concessionary reduction in interest rate, extension of the maturity date, or reduction in the principal balance that would otherwise not be considered. If a loan has been formally restructured and, under the restructured agreement, the payments have been current for six months and all future payments are expected to be collected in full and in a timely manner, the loan may be returned to accruing status.

Charge-Offs

Commercial, commercial real estate, and agricultural loans are charged-off when they are determined to be impaired and uncollectible and the net realizable value of the underlying collateral or expected cash flows is less than the Company’s recorded investment in the loan.

Residential real estate loans are placed on nonaccrual status during the month the loan becomes 90 consecutive days past due. A current value of the real estate collateral is determined before the loan is 180 consecutive days past due, and any loan balance in excess of the collateral value, less selling costs, is charged off. Collateral values are periodically updated when necessary.

Other secured consumer loans not secured by real estate will be charged off during the month when the loan becomes 120 days past due. The entire loan balance is charged off unless a substantiated value can be assigned to the collateral, in which case the loan is charged down to the value of the collateral less selling costs.

Unsecured consumer loans are charged off during the month when the loan becomes 90 days past due.

Other Real Estate Owned

Other real estate owned (“OREO”) represents properties that have been acquired in satisfaction of debt through foreclosure, or real estate holdings as otherwise defined by bank regulators, and is initially recorded at fair value less estimated costs to sell. Any adjustment to fair value less costs to sell at the time of foreclosure is charged to the allowance for loan losses. The properties are appraised periodically to ensure that the recorded amount is supported by the current fair value, less costs to sell. OREO is included in other assets on the consolidated balance sheets. Adjustments to fair value, less costs to sell and subsequent to the initial adjustment, based on declines in property value, operating expenses, and losses on sales, are charged to noninterest expense, while income, including gains on sales, is included in other noninterest income.

Premises and Equipment

Premises and equipment are carried at cost, less accumulated depreciation, with depreciation generally calculated on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 39 years. Maintenance and repair costs are charged to net occupancy and equipment expense on the consolidated statement of income as incurred. Gains and losses on disposition of premises and equipment are included in other noninterest income and other noninterest expense on the consolidated statement of income.

The Company, as lessee, records a right of use asset (ROU) for each lease with an original term greater than 12 months. ROU assets are included in premises and equipment, with the corresponding lease liabilities included in accrued expenses and other liabilities on the consolidated balance sheet.

Capitalized Software

The Company capitalizes certain costs associated with the acquisition or development of internal-use software. Once the software is ready for its intended use, these costs are amortized on a straight-line basis over the software’s expected useful life and reviewed for impairment on an ongoing basis. The estimated useful life is generally 3 years. Capitalized software costs are recorded within other assets on the consolidated balance sheet. Capitalized software amortization expense, impairment charges, and contract termination costs are included in other noninterest expense on the consolidated income statement.

Goodwill and Other Intangible Assets

Intangible assets include goodwill, mortgage servicing rights (“MSRs”), core deposit premiums, and other intangible assets. Goodwill represents the excess of acquisition cost over the estimated fair value of assets acquired and liabilities assumed in a business combination. Other intangibles primarily relate to the value associated with certain purchased portfolios or business activities, whether through a business combination or other purchase. Goodwill is not amortized, and the Company assesses goodwill for impairment annually as of October 1. The Company evaluates certain qualitative considerations, supplemented by quantitative metrics, as part of the evaluation. Other intangible assets and core deposit premiums with finite lives are amortized over a period of time and are evaluated for impairment if certain indicators of impairment are identified.

MSRs are capitalized as separate assets when mortgage loans are sold to third parties and the contractual right to service the loans is retained. The Company has elected to account for the MSRs at fair value. Because MSRs do not trade in an active market with readily observable prices, the Company determines the fair value by estimating the present value of future cash flows associated with the contractual servicing activities, using a discounted cash flow calculation and market based assumptions, such as prepayment rates, discount rates, and other assumptions. The estimate of MSR fair value is calculated by a third-party valuation firm and significant assumptions are benchmarked against peers. Changes in the fair value of MSRs are included in noninterest income on the consolidated statement of income.

Bank Owned Life Insurance

The Company has purchased single-premium bank-owned life insurance (“BOLI”), insuring a group of its key officers. Substantially all BOLI is in the form of an experience-rated mortality, separate-account product. BOLI is included on the consolidated balance sheet at its cash surrender value (“CSV”). Earnings on the underlying investments, less mortality and servicing costs, increase the CSV of the policy on the consolidated balance sheet and are included in other noninterest income on the consolidated statement of income.

Derivatives and Hedging Activities

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to certain floating and fixed-rate borrowings. The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivatives, whether the Company has elected to designate the derivatives in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting.

Derivatives designated and qualifying as hedges of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges.

Derivatives designated and qualifying as hedges of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. For derivatives designated as fair value hedges, changes in fair value of the derivatives and corresponding assets or liabilities are included in interest income or expense on the consolidated statement of income. For derivatives designated as cash flow hedges, changes in the fair value of the derivatives are included in other comprehensive income, net of tax.

The Company may enter into derivative contracts that are intended to economically hedge certain risks even though the Company elects not to apply hedge accounting. Also, certain derivatives not designated as hedges result from a service the Company provides to certain qualified commercial banking customers by executing interest rate derivatives with these customers to facilitate their risk management strategies. Those derivatives are simultaneously hedged by offsetting derivatives that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. Changes in fair value are included in noninterest income on the consolidated statement of income.

As part of the Company’s risk management strategy in the residential mortgage banking business, derivative instruments such as forward sales contracts are utilized. The Company’s obligations under forward contracts consist of commitments to deliver mortgage loans originated at a future date. The Company also has derivative contracts that are created through its mortgage operations when the Company commits to originate a mortgage loan intended to be sold at a future date, referred to as interest rate lock commitments. The fair value of forward sales contracts and interest rate lock commitments are included in other assets or accrued expenses and other liabilities on the consolidated balance sheet. Changes in fair value of these instruments are included in other noninterest income on the consolidated statement of income.

Employee Benefit Plans

The Company provides a defined benefit pension plan to substantially all employees based on years of service and employee compensation while employed with the Company. Depending on the measurement of the liability and the fair value of plan assets, a net asset or liability may be recorded. Liabilities related to future benefit obligations and assets related to the Company’s funding contributions are measured using assumptions, including long-term discount rates and the expected return on plan assets. The Company recognizes the net funded or unfunded status of the defined benefit pension plan in other assets or accrued expenses and other liabilities on the consolidated balance sheet. Deferred actuarial gains and losses, and the prior service costs and credits, are recorded in other comprehensive income, net of tax. Periodic service- related costs associated with this plan are recorded in compensation and employee benefit expense on the consolidated statement of income. Other net benefit costs are recorded within other noninterest expense on the consolidated statement of income.

Income Taxes

The Company is subject to U.S. federal income tax, as well as income tax in certain state jurisdictions. Income tax expense consists of two components, current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period. Deferred income tax expense relates to timing differences between the period in which transactions are reflected on the consolidated financial statements (referred to as the “book basis”) and the period in which transactions are considered taxable (referred to as the “tax basis”). The Company determines deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to management judgment that realization is more likely than not. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense on the consolidated statement of income.

Changes in relevant tax laws may impact the measurement of deferred tax assets and liabilities. The impact of changes to tax law, including changes to tax rates, on the measurement of deferred taxes is included in current income tax expense on the consolidated statement of income at the date of enactment.

Revenue Recognition

In the ordinary course of business, the Company recognizes income derived from various revenue generating activities. Certain revenues are generated for amounts the Company expects to be entitled to from contracts with customers related to the transfer of services or products. Total revenue from certain contracts with customers, which is accounted for under applicable revenue recognition accounting guidance, of $81.3 million and $81.5 million was recognized for the years ended December 31, 2023 and 2022, respectively. Revenue generating activities related to financial assets and liabilities are also recognized but accounted for under other applicable accounting guidance; including interest income on loans and investment securities, mortgage servicing fees and other mortgage banking activities, loan commitment fees, gains and losses on securities, fees collected related to customer derivatives activities, and other miscellaneous income items. Certain specific policies include the following:

Credit and Debit Card Revenue

Debit card revenue includes interchange from debit cards processed through card association networks and other transaction and account management fees. Interchange rates are generally set by the card associations and based on purchase volumes and other factors. The Company records interchange as services are provided. Other fees, including transaction fees, are recognized as services are provided. Credit card revenue includes fees earned related to joint marketing agreements with unrelated third parties and is recorded when services are provided. Credit and debit card revenue is recorded within service charges on the consolidated statement of income.

Deposit Service Charges

Deposit service charges include service charges on deposit accounts received under depository agreements with customers to provide access to deposited funds and serve as a custodian of funds. Checking or savings accounts may contain fees for various services used on a day-to-day basis by a customer. Fees are recognized as services are delivered to and consumed by the customer, or as penalty fees are charged. Deposit service charges are recorded within service charges on the consolidated statement of income.

Insurance Revenue

Insurance revenue includes commissions related to policies provided to customers through agency contracts with insurance carriers. Coverage types primarily relate to property and casualty policies. Commission revenue is generally recorded on the effective date of the policy or when control of the policy has transferred to the applicable carrier. These commissions are recorded within insurance revenue on the consolidated statement of income.

Investment Management and Trust Fees

Investment management and trust fees are recognized over the period in which services are performed and are generally based on a percentage of the fair value of the assets under management or administration, as well as other asset management related fees. Revenue related to these activities is recorded within investment management and trust fees on the consolidated statement of income.

Brokerage Revenue

Brokerage revenue includes commissions related to the execution of requested security trades and investment advisory fees. Commissions and investment advisory fees are recognized as services are delivered to and utilized by the customer. These fees are recorded within brokerage revenue on the consolidated statement of income.

Comprehensive Income

Comprehensive income is defined as the change in equity during a period resulting from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income consists of net income, as reported on the consolidated statement of income, and other comprehensive income, net of tax, which includes the change in unrealized gains and losses on available-for-sale securities, derivatives and hedging activities, and pension and other postretirement plans related gains and losses and prior service cost or credits that arise during the period but are not recognized as components of net periodic benefit cost. Income tax effects of amounts reported within other comprehensive income (loss) related to available-for-sale securities are released under the portfolio approach. Income tax effects of amounts recorded within other comprehensive income (loss) related to employee benefit plans would be released upon termination of the plans.

Note 3. Recent Accounting Pronouncements

The following summarizes recent accounting standards updates (“ASU”) issued by the FASB, which are relevant to the Company and were adopted during the years ended December 31, 2023 or December 31, 2022, or that will be applicable in a future period:

Standard	Description	Effective Date and Financial Statement Impact
ASU 2023-09 — Income Taxes (Topic 740): Improvements to Income Tax Disclosures	In December of 2023, the FASB issued new accounting guidance related to income tax disclosures. The amendments in this update require additional income tax rate reconciliation and income taxes paid disclosures. The guidance may be adopted on a prospective or retrospective basis.	The guidance is effective fiscal years beginning after December 15, 2024 with early adoption permitted. The Company is evaluating the impact of the guidance on its consolidated financial statements.

ASU 2023-02 — Investments — Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method	In March of 2023, the FASB issued new accounting guidance related to accounting for tax credit investments. Under the new guidance, an entity may elect, on a program-by-program basis, to account for tax credit investments using the proportional amortization method if certain conditions are met. The guidance may be adopted on a modified retrospective or retrospective basis.	The guidance is effective fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is evaluating the impact of the guidance on its consolidated financial statements.

ASU 2022-02 — Financial Instruments — Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures	In March of 2022, the FASB issued new accounting guidance related to troubled debt restructurings (TDR) and vintage disclosures. The guidance eliminates TDR accounting while enhancing disclosure requirements for certain loan modifications made to borrowers experiencing financial difficulty. It also requires disclosure of current period gross charge-offs by year of origination for financing receivables.	The Company adopted the guidance as of January 1, 2023 on a modified retrospective basis. The adoption of this guidance is not material to the Company’s consolidated financial statements.

ASU 2022-01 — Derivatives and Hedging (Topic 815): Fair Value Heding — Portfolio Layer	In March of 2022, the FASB issued new accounting guidance related to fair value hedge accounting of portfolios of financial assets. Under the new guidance, the current last-of-layer method is expanded to allow for multiple hedge layers in a single closed portfolio and, as a result, was renamed the portfolio layer method. It also expands the scope of this method to non- prepayable financial assets.	The Company adopted the guidance as of January 1, 2023 on a prospective basis. The adoption of this guidance is not material to the Company’s consolidated financial statements.

Standard	Description	Effective Date and Financial Statement Impact
ASU 2020-04 — Facilitation of the Effects of Reference Rate Reform on Financial Reporting ASU 2022-06 — Deferral of the Sunset Date of Topic 848	In March 2020, the FASB issued new accounting guidance to provide optional expedients and exceptions for applying US GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The following expedients are provided for modified contracts whose reference rate is changed: 1) receivables and debt contracts are accounted for prospectively by adjusting the effective interest rate, 2) leases are accounted for as a continuation of the existing contracts with no reassessments of the lease classification and discount rate or remeasurements of lease payments that otherwise would be required, and 3) an entity is not required to reassess its original conclusion about whether that contract contains an embedded derivative that is clearly and closely related to the economic characteristics and risks of the host contract. When elected the expedients must be applied consistently for all eligible contracts or transactions.	The guidance is subject to election as of March 12, 2020 and can be elected through December 31, 2024. The Company has made certain elections under the guidance. The elections made did not have a material impact on the consolidated financial statements

In December 2022, the FASB issued guidance to defer the sunset date of ASU 2020-04 from December 31, 2022 to December 31, 2024 and to make the optional expedients available through the LIBOR transition date of June 30, 2023.

ASU 2016-13 — Financial Instruments — Credit Losses	In June 2016, the FASB issued new accounting guidance related to the recognition of credit losses on loans and other financial instruments based on an expected loss model (CECL), replacing the incurred loss model that is currently in use. Under the new guidance, an entity will measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The expected loss model will apply to loans and leases, unfunded lending commitments, held-to- maturity debt securities and other debt instruments measured at amortized cost. The impairment model for available-for-sale debt securities will require the recognition of credit losses through a valuation allowance when fair value is less than amortized cost and the decline is due to credit-related factors, regardless of whether the impairment is considered to be other-than-temporary.	The Company adopted CECL as of January 1, 2023, using the modified retrospective method for all financial assets measured at amortized cost and off- balance sheet credit exposures. The adoption of CECL resulted in a decrease in the Company’s allowance for credit losses and the liability for expected credit losses on commitments to extend credit as a result of changing from the “incurred loss” model, which encompassed allowances for current known and inherent losses within the portfolio, to the “expected loss” model, which encompasses allowances for losses expected to be incurred over the contractual life of the portfolio. The adoption impacts were applied through a cumulative- effect adjustment to retained earnings of $16.9 million as of January 1, 2023. The transition adjustment included a decrease in the allowance for credit losses of $23.2 million net of the corresponding decrease in deferred tax assets of $6.3 million. The adoption of CECL did not have a material impact on the Company’s investment securities portfolio.

The guidance was effective on January 1, 2023, with a cumulative-effect adjustment to retained earnings as of that date.

Note 4. Restrictions on Cash, Cash Equivalents, and Due from Banks

Banking regulators may require bank subsidiaries to maintain minimum average reserve balances, either in the form of vault cash or reserve balances held with central banks or other financial institutions. The Company did not have reserve requirements at December 31, 2023 and 2022, respectively.

Note 5. Investment Securities

The amortized cost, gross unrealized holding gains and losses, and fair value of available-for-sale and held-to-maturity investment securities at December 31 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in Thousands)	Cost	Gains	Losses	Value
2023
Available-for-sale
U.S Treasury securities	$—	$—	$—	$—
Obligations of U.S. government agencies	45,133	5	284	44,854
Obligations of state and political subdivisions	328,909	515	9,855	319,569
Agency mortgage-backed securities
Residential	1,212,216	—	177,771	1,034,445
Commercial	111,874	1	6,713	105,162
Non-agency residential mortgage-backed securities	104,475	—	12,460	92,015
Corporate debt securities	33,839	—	5,924	27,915
Total available-for-sale	$1,836,446	$521	$213,007	$1,623,960

Held-to-maturity
U.S. Treasury securities	$78,478	$115	$—	$78,593
Agency mortgage-backed securities
Residential	1,963,778	318	310,780	1,653,316
Commercial	62,316	—	5,325	56,991
Total held-to-maturity	$2,104,572	$433	$316,105	$1,788,900

2022
Available-for-sale
U.S. Treasury securities	$100	$—	$—	$100
Obligations of U.S. government agencies	6,295	20	368	5,947
Obligations of state and political subdivisions	399,472	1,180	16,075	384,577
Agency mortgage-backed securities
Residential	1,314,951	—	198,482	1,116,469
Commercial	127,243	1	8,298	118,946
Non-agency residential mortgage-backed securities	113,907	—	14,181	99,726
Corporate debt securities	33,831	—	4,773	29,058
Total available-for-sale	$1,995,799	$1,201	$242,177	$1,754,823

Held-to-maturity
U.S. Treasury securities	$59,954	$—	$1,766	$58,188
Agency mortgage-backed securities
Residential	2,052,699	—	340,001	1,712,698
Commercial	63,070	—	6,306	56,764
Total held-to-maturity	$2,175,723	$—	$348,073	$1,827,650

Available-for-sale investment securities are carried at fair value, with net unrealized gains or losses reported within accumulated other comprehensive income or loss, net of tax, in shareholders’ equity. Held- to-maturity investment securities are carried at amortized cost.

The Company holds required investments in Federal Home Loan Bank (“FHLB”) stock and Federal Reserve Bank (“FRB”) stock, which were recorded at cost and were included in other assets on the consolidated balance sheet. The amounts of FHLB and FRB stock held were $84.6 million and $54.9 million at December 31, 2023 and 2022, respectively. Investment securities of $1.8 billion and $2.2 billion were pledged as collateral to secure public deposits and for other purposes at December 31, 2023 and 2022, respectively.

The following table provides information regarding the amount of interest income recognized related to taxable and non-taxable investment securities:

Year Ended December 31 (Dollars in Thousands)	2023	2022
Taxable	$88,520	$82,103
Non-taxable	9,071	10,686
Total interest income from investment securities	$97,591	$92,789

Proceeds from sales and calls of available-for-sale investment securities were $76.6 million and $25.8 million for the years ended December 31, 2023 and 2022, respectively. Net gains of $0.5 million and $0.1 million were realized on those sales and calls for the years ended December 31, 2023 and 2022, respectively. For 2023, the net losses include $3.1 million of non-credit related impairments recognized as a result of management’s intention to sell certain available-for-securities. The following table provides information regarding the gains and losses realized on available-for-sale investment securities:

Year Ended December 31 (Dollars in Thousands)	2023	2022
Realized gains	$495	$150
Realized losses	(3,073)	(16)
Net realized gains (losses)	$(2,578)	$134
Income tax expense (benefit) on net realized gains (losses)	$(696)	$36

The gross unrealized losses and fair value, aggregated by investment category, and the length of time the individual securities have been in a continuous unrealized loss position for available-for-sale securities at December 31, 2023, were as follows:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in Thousands)	Value	Losses	Value	Losses	Value	Losses
Available-for-sale
Obligations of U.S. government agencies	$—	$—	$4,230	$284	$4,230	$284
Obligations of state and political subdivisions	11,615	625	131,209	9,230	142,824	9,855
Agency mortgage-backed securities
Residential	—	—	1,018,482	177,771	1,018,482	177,771
Commercial	790	5	94,948	6,708	95,738	6,713
Non-agency residential mortgage- backed securities	—	—	92,014	12,460	92,014	12,460
Corporate debt securities	—	—	27,915	5,924	27,915	5,924
Total available-for-sale	$12,405	$630	$1,368,798	$212,377	$1,381,203	$213,007

These unrealized losses primarily relate to changes in interest rates and market spreads subsequent to purchase of these available-for-sale investment securities. U.S. Treasury, obligations of U.S. government agencies, and agency mortgage-backed securities are issued, guaranteed, and otherwise supported by the United States government. The Company’s obligations of state and political subdivisions, non-agency residential mortgage-backed securities, and corporate debt securities are generally high grade. Accordingly, the Company does not consider these unrealized losses to be credit related and an allowance for credit losses is not necessary.

For the years ended December 31, 2023 and 2022, the Company recognized non-credit related impairment losses of $3.1 million and $0.0 million, respectively, on available-for-sale securities. The recognition of the $3.1 million related to management’s intention to sell certain available-for-sale securities in a non-credit related unrealized loss position at time of the decision. At December 31, 2023, the Company had no other plans to sell investment securities with unrealized losses, and believes it is more likely than not it would not be required to sell such investment securities before recovery of the respective amortized cost.

The amortized cost and estimated fair value of the investment securities portfolio, by contractual maturity, at December 31, 2023, were as follows:

	Available-for-sale		Held-to-maturity
(Dollars in Thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within 1 year	$14,469	$14,461	$78,477	$78,594
1 – 5 years	199,279	196,163	24,697	23,183
5 – 10 years	252,606	237,605	15,571	14,206
After 10 years	1,370,092	1,175,731	1,985,827	1,672,917
Total investment securities	$1,836,446	$1,623,960	$2,104,572	$1,788,900

Note 6. Loans Held for Investment and Allowance for Credit Losses

The loans held for investment portfolio consisted of the following at December 31:

	2023		2022
		Percent of		Percent of
(Dollars in Thousands)	Amount	Total LHFI	Amount	Total LHFI
Commercial	$2,698,306	23.5%	$2,427,072	22.9%
Commercial real estate
Owner occupied	2,382,295	20.8	2,227,106	21.0
Income producing	3,144,775	27.5	2,946,746	27.7
Construction, development, and other	22,466	0.2	19,741	0.2
Total commercial real estate	5,549,536	48.5	5,193,593	48.9
Agriculture	1,164,967	10.2	1,139,405	10.7
Residential mortgage
Residential mortgage, first lien	1,754,803	15.3	1,545,038	14.5
Home equity, first lien	67,342	0.6	79,726	0.8
Total residential mortgage	1,822,145	15.9	1,624,764	15.3
Retail
Home equity, second lien	127,378	1.1	126,514	1.2
Other consumer	91,964	0.8	110,546	1.0
Total retail	219,342	1.9	237,060	2.2
Total loans held for investment	$11,454,296	100.0%	$10,621,894	100.0%

Deferred fees net of deferred costs included in the carrying amounts of LHFI were $14.7 million and $13.6 million at December 31, 2023 and 2022, respectively.

Loans totaling $6.7 billion and $4.9 billion at December 31, 2023 and 2022, respectively, were pledged at the Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB). The Company currently pledges residential, agricultural, commercial, construction, and commercial real estate mortgage loans, as permitted by the FHLB and FRB.

The Company may provide loans to certain executive officers, directors, and their related interests. Amounts outstanding were immaterial at December 31, 2023 and 2022.

Activity in the allowance for loan losses was as follows:

		Commercial		Residential
(Dollars in Thousands)	Commercial	Real Estate	Agriculture	Mortgage	Retail	Total
Balance December 31, 2021	$27,615	$68,509	$13,004	$11,262	$3,257	$123,647
Provision for loan losses	1,072	(961)	(3,594)	(4,945)	(602)	(9,030)
Charge-offs and recoveries
Charge-offs	(539)	(2,819)	(241)	(503)	(963)	(5,065)
Recoveries	385	1,124	551	150	1,070	3,280
Net (charge-offs) recoveries	(154)	(1,695)	310	(353)	107	(1,785)
Balance December 31, 2022	28,533	65,853	9,720	5,964	2,762	112,832
Adoption of ASU 2016-13	(5,577)	(29,255)	(3,445)	14,985	4,235	(19,057)
Provision for loan losses	8,124	10,442	813	3,202	(2,306)	20,275
Charge-offs and recoveries
Charge-offs	(3,749)	(11,115)	(62)	(65)	(773)	(15,764)
Recoveries	460	2,943	43	176	843	4,465
Net (charge-offs) recoveries	(3,289)	(8,172)	(19)	111	70	(11,299)
Balance December 31, 2023	$27,791	$38,868	$7,069	$24,262	$4,761	$102,751

Accrued interest receivable related to LHFI is excluded from the measurement of the allowance for credit losses and was $65.9 million and $52.9 million at December 31, 2023 and 2022, respectively.

Gross charge-offs of loans by origination year during the year ended December 31, 2023 were as follows:

		Commercial		Residential
(Dollars in Thousands)	Commercial	Real Estate	Agriculture	Mortgage	Retail	Total
Originated in 2023	$406	$—	$—	$—	$246	$652
Originated in 2022	2,068	2,340	—	—	84	4,492
Originated in 2021	59	434	—	—	10	503
Originated in 2020	—	—	—	7	1	8
Originated in 2019	46	1,881	—	—	4	1,931
Originated prior to 2019	—	6,460	62	52	33	6,607
Revolving	1,170	—	—	—	369	1,539
Revolving converted to term	—	—	—	6	26	32
Total charge-offs	$3,749	$11,115	$62	$65	$773	$15,764

Note, year of origination is based on the original origination date of the loan.

The following table provides a summary of loans on accrual and nonaccrual status, as well as the delinquency status of accruing loans, at December 31:

	Accruing and Days Past Due
(Dollars in Thousands)	Current or Less Than 30 Days Past Due	30 to 89 Days Past Due	90 Days and Over	Nonaccrual(1)	Total
2023
Commercial	$2,658,433	$9,213	$786	$29,874	$2,698,306
Commercial real estate	5,534,401	3,081	—	12,054	5,549,536
Agriculture	1,160,441	2,985	—	1,541	1,164,967
Residential mortgage	1,801,312	12,256	—	8,577	1,822,145
Retail	217,183	636	29	1,494	219,342
Total	$11,371,770	$28,171	$815	$53,540	$11,454,296
2022
Commercial	$2,409,914	$3,352	$222	$13,584	$2,427,072
Commercial real estate	5,169,888	9,990	—	13,715	5,193,593
Agriculture	1,136,758	1,012	—	1,635	1,139,405
Residential mortgage	1,604,738	8,499	—	11,527	1,624,764
Retail	234,855	790	—	1,415	237,060
Total	$10,556,153	$23,643	$222	$41,876	$10,621,894

(1)	At December 31, 2023 and 2022, nonaccrual loans without an associated allowance for credit losses were immaterial. Interest income recognized on nonaccrual loans was immaterial for the years ended December 31, 2023 and 2022.

Loans on properties that were acquired through foreclosure or other proceedings on defaulted loans and that were transferred to other assets are immaterial for the years ended December 31, 2023 and 2022. Other nonperforming assets, consisting of OREO, are immaterial for the years ended December 31, 2023 and 2022.

The following tables provide information regarding internal credit quality ratings for the loans held for investment portfolio:

	At December 31, 2023
		Criticized
		Special		Total
(Dollars in Thousands)	Pass	Mention	Classified	Criticized	Total
Commercial
Originated in 2023	$569,777	$6,917	$2,451	$9,368	$579,145
Originated in 2022	469,522	12,617	33,911	46,528	516,050
Originated in 2021	376,824	16,271	5,482	21,753	398,577
Originated in 2020	241,051	349	4,469	4,818	245,869
Originated in 2019	114,444	63	5,391	5,454	119,898
Originated prior to 2019	277,132	15,623	12,635	28,258	305,390
Revolving	418,320	62,707	52,350	115,057	533,377
Total commercial	2,467,070	114,547	116,689	231,236	2,698,306
Commercial real estate
Originated in 2023	508,743	4,887	500	5,387	514,130
Originated in 2022	793,619	25,286	8,407	33,693	827,312
Originated in 2021	802,574	2,829	125,744	128,573	931,147
Originated in 2020	707,961	22,778	19,689	42,467	750,428
Originated in 2019	572,291	4,117	71,147	75,264	647,555
Originated prior to 2019	1,675,946	43,376	134,295	177,671	1,853,617
Revolving	21,841	—	3,506	3,506	25,347
Total commercial real estate	5,082,975	103,273	363,288	466,561	5,549,536
Agriculture
Originated in 2023	156,547	270	2,345	2,615	159,162
Originated in 2022	152,732	77	4,913	4,990	157,722
Originated in 2021	112,755	690	4,545	5,235	117,990
Originated in 2020	95,730	1,654	2,084	3,738	99,468
Originated in 2019	66,324	825	1,024	1,849	68,173
Originated prior to 2019	255,155	1,238	5,542	6,780	261,935
Revolving	291,814	3,491	5,212	8,703	300,517
Total agriculture	1,131,057	8,245	25,665	33,910	1,164,967
Residential mortgages
Originated in 2023	235,055	—	148	148	235,203
Originated in 2022	425,476	—	163	163	425,639
Originated in 2021	477,601	—	3,596	3,596	481,197
Originated in 2020	427,411	—	1,453	1,453	428,864
Originated in 2019	89,938	—	112	112	90,050
Originated prior to 2019	106,272	—	2,889	2,889	109,161
Revolving	38,602	—	732	732	39,334
Revolving converted to term	12,030	65	602	667	12,697
Total residential mortgage	1,812,385	65	9,695	9,760	1,822,145
Retail
Originated in 2023	13,000	—	36	36	13,036
Originated in 2022	11,440	—	2	2	11,442
Originated in 2021	12,382	—	19	19	12,401
Originated in 2020	6,179	—	13	13	6,192
Originated in 2019	2,279	—	—	—	2,279
Originated prior to 2019	21,914	—	683	683	22,597
Revolving	134,218	4	777	781	134,999
Revolving converted to term	15,896	—	500	500	16,396
Total retail	217,308	4	2,030	2,034	219,342
Total loans	$10,710,795	$226,134	$517,367	$743,501	$11,454,296

Note, year of origination is based on the original origination date of the loan.

	At December 31, 2022
		Criticized
		Special		Total
(Dollars in Thousands)	Pass	Mention	Classified	Criticized	Total
Commercial
Originated in 2023	$—	$—	$—	$—	$—
Originated in 2022	590,731	2,658	3,455	6,113	596,844
Originated in 2021	475,172	516	1,830	2,346	477,518
Originated in 2020	298,256	1,551	6,295	7,846	306,102
Originated in 2019	151,885	941	5,688	6,629	158,514
Originated prior to 2019	333,617	1,711	15,163	16,874	350,491
Revolving	491,375	20,479	25,749	46,228	537,603
Total commercial	2,341,036	27,856	58,180	86,036	2,427,072
Commercial real estate
Originated in 2023	—	—	—	—	—
Originated in 2022	556,037	684	3,160	3,844	559,881
Originated in 2021	886,620	—	14,129	14,129	900,749
Originated in 2020	800,467	4,648	62,541	67,189	867,656
Originated in 2019	661,117	8,070	46,972	55,042	716,159
Originated prior to 2019	1,832,464	41,438	252,757	294,195	2,126,659
Revolving	16,973	1,865	3,651	5,516	22,489
Total commercial real estate	4,753,678	56,705	383,210	439,915	5,193,593
Agriculture
Originated in 2023	—	—	—	—	—
Originated in 2022	203,827	882	4,572	5,454	209,281
Originated in 2021	133,852	519	4,377	4,896	138,748
Originated in 2020	114,754	2,056	1,762	3,818	118,572
Originated in 2019	76,289	881	1,188	2,069	78,358
Originated prior to 2019	285,735	2,149	8,942	11,091	296,826
Revolving	292,576	766	4,278	5,044	297,620
Total agriculture	1,107,033	7,253	25,119	32,372	1,139,405
Residential mortgages
Originated in 2023	—	—	—	—	—
Originated in 2022	355,192	—	685	685	355,877
Originated in 2021	518,536	73	3,947	4,020	522,556
Originated in 2020	463,024	—	870	870	463,894
Originated in 2019	97,317	—	980	980	98,297
Originated prior to 2019	119,172	—	4,958	4,958	124,130
Revolving	46,131	—	979	979	47,110
Revolving converted to term	12,189	68	643	711	12,900
Total residential mortgage	1,611,561	141	13,062	13,203	1,624,764
Retail
Originated in 2023	—	—	—	—	—
Originated in 2022	19,515	—	10	10	19,525
Originated in 2021	18,108	—	28	28	18,136
Originated in 2020	10,434	—	12	12	10,446
Originated in 2019	3,802	—	—	—	3,802
Originated prior to 2019	29,315	3	1,167	1,170	30,485
Revolving	136,075	109	701	810	136,885
Revolving converted to term	17,576	—	205	205	17,781
Total retail	234,825	112	2,123	2,235	237,060
Total loans	$10,048,133	$92,067	$481,694	$573,761	$10,621,894

Note, year of origination is based on the original origination date of the loan.

Loan Modifications

In certain circumstances, the Company may modify the terms of a loan to maximize the collection of amounts due when a borrower is experiencing financial difficulties or is expected to experience financial difficulties in the near-term. Loans modified are immaterial during the years ended December 31, 2023 and 2022.

Note 7. Mortgage Banking

Residential Mortgage Loan Sales

The Company completes residential mortgage loan sales in the normal course of business, primarily to GSEs, resulting in the derecognition of sold loan amounts from the consolidated balance sheet. In accordance with the accounting guidance for the transfer of financial assets, the Company considers any continuing involvement with residential mortgage loans sold in determining whether such assets can be derecognized from the consolidated balance sheet. The Company’s continuing involvement with residential mortgage loans sold is generally limited to customary market servicing arrangements and representation and warranty clauses. MSR assets are recorded at the fair value of the servicing arrangements. Liabilities related to representation and warranty clauses are initially recorded at fair value and were not material at December 31, 2023 or 2022. Any gain or loss on sale of residential mortgage loans depends on the previous carrying amount, the consideration received, and any liabilities incurred in exchange for the sold loans. Upon sale, any servicing assets or other interests that continue to be held by the Company are initially recognized at fair value.

Proceeds from residential mortgage loans sold were $182.4 million and $319.1 million during the years ended December 31, 2023 and 2022, respectively. Net gains on sales of residential mortgage loans included in mortgage banking and loan fee income, including origination fees, the initial fair value of originated MSRs, and servicing release premiums received, were $6.0 million and $6.7 million for the years ended December 31, 2023 and 2022, respectively.

Risk Management

In the normal course of business, the Company issues interest rate lock commitments to customers. To the extent such commitments relate to loans the Company intends to sell to a third party, the commitment is initially recognized at fair value at the date of the commitment. The Company records closed mortgage loans held for sale at the lower of cost or fair value.

Through these mortgage banking activities, the Company assumes interest rate risk through interest rate lock commitments, as well as mortgage loans held for sale. As part of the Company’s risk management strategy, the Company makes offsetting commitments for future delivery of residential mortgage-backed securities. The primary objective of economically hedging mortgage banking activities is to offset changes in the fair value of interest rate lock commitments and mortgage loans held for sale. Activity included in mortgage banking and loan fees was $0.8 million in gains and $3.9 million in gains for the years ended December 31, 2023 and 2022, respectively. Refer to Note 18 for additional information regarding this economic hedging activity and Note 21 for information regarding the fair value of interest rate lock commitments and mortgage loans held for sale.

Mortgage Servicing Rights

The Company serviced $2.1 billion of residential mortgage loans for others at December 31, 2023 and 2022. Loan servicing fees included in mortgage banking and loan fees were $5.2 million and $5.4 million for the years ended December 31, 2023 and 2022, respectively.

The fair value of MSRs is recorded within goodwill and other intangibles, net on the consolidated balance sheet. Changes in the fair value of MSRs, which are included in mortgage banking and loan fees on the consolidated income statement, are summarized as follows:

Year Ended December 31 (Dollars in Thousands)	2023	2022
Balance at beginning of period	$25,331	$19,458
Origination of servicing assets	1,318	3,081
Change in fair value of MSRs Due to market changes	(1,270)	5,635
Due to loan portfolio runoff	(2,069)	(2,843)
Balance at end of period	$23,310	$25,331

The following table provides the aggregate unpaid principal balance of mortgage loans serviced for others, as well as the third parties for which loans are serviced, at December 31:

(Dollars in Thousands)	2023	2022
Federal National Mortgage Association	$1,704,661	$1,737,312
Federal Home Loan Mortgage Corporation	376,213	384,479
Federal Home Loan Bank and other	409	452
	$2,081,283	$2,122,243

In the determination of the fair value of MSRs, certain key assumptions are made. The key assumptions considered by the Company were the constant prepayment rate (“CPR”), which is an estimated loan prepayment rate that uses historical prepayment rates for previous loans similar to the loans being evaluated, and a market based discount rate. Refer to Note 21 for additional information regarding the fair value of MSRs.

The following table provides information about the fair value of MSRs and the related key assumptions at December 31:

(Dollars in Thousands)	2023	2022
Unpaid principal balance of servicing portfolio	$2,081,283	$2,122,243
Fair value	$23,310	$25,331
Value (fair value divided by servicing portfolio, in basis points)	112	119
Weighted average expected prepayment (constant prepayment rate)	8.6%	7.3%
Weighted average discount rate	10.3%	10.0%

Note 8. Premises, Equipment, and Lease Commitments

Premises and equipment at December 31 consisted of the following:

(Dollars in Thousands)	2023	2022
Land	$23,366	$25,872
Buildings and improvements	148,421	134,153
Furniture and equipment	68,597	72,620
Construction in progress	1,313	5,171
Right of use assets	17,497	19,591
Total premises and equipment	259,194	257,407
Less: accumulated depreciation and amortization	118,225	128,058
Premises and equipment, net	$140,969	$129,349

Depreciation and amortization expense on premises and equipment was $10.5 million and $11.4 million for the years ended December 31, 2023 and 2022, respectively. Depreciation on premises and equipment is calculated on a straight-line basis for book purposes. Buildings are depreciated over an estimated useful life not to exceed 39 years, furniture and equipment is depreciated over periods of between 3 and 10 years, and leasehold improvements are depreciated over the term of the underlying lease, not to exceed the estimated useful life of the improvements.

The Company leases certain facilities for use in its operations, which each are accounted for as operating leases. Leased facilities include retail branches and other corporate offices and locations. For each lease, the Company records a lease liability and a corresponding right of use (ROU) asset. The Company had recorded $17.5 million and $19.5 million of ROU assets within premises and equipment, net and $19.3 million and $20.2 million of lease liabilities within accrued expenses and other liabilities on the consolidated balance sheet at December 31, 2023 and 2022 respectively. Total expenses incurred related to these lease agreements during the year ended December 31, 2023 and 2022, was $5.2 million and $5.4 million respectively, which was primarily attributable to contractual lease payments.

At December 31, 2023, the weighted average remaining term and discount rate of the Company’s leased assets were 11.5 years and 3.4%, respectively. At December 31, 2022, the weighted average remaining term and discount rate of the Company’s leased assets were 12.3 years and 3.2%, respectively.

Contractual future minimum rental payments for operating leases in excess of one year in subsequent fiscal years are as follows:

(Dollars in Thousands)
2024	$2,876
2025	2,525
2026	1,922
2027	1,984
2028	1,930
2029 and thereafter	12,389

Note 9. Intangible Assets

Intangible assets consist of goodwill, core deposit premiums, MSRs, and other intangibles. Goodwill and MSRs are not amortized. Goodwill is assessed for impairment on an annual basis, and MSRs are recorded at fair value. No impairment of goodwill was recorded for the years ending December 31, 2023 and 2022. Refer to Note 7 for additional information regarding MSRs.

Amortization of core deposit premiums and other intangibles is included in noninterest expense on the consolidated statement of income, with amortization periods of 7 to 15 years.

Intangible assets at December 31 consisted of:

	2023			2022
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
(Dollars in Thousands)	Value	Amortization	Value	Value	Amortization	Value
Goodwill	$112,686	$—	$112,686	$112,686	$—	$112,686
Core deposit premiums	3,498	3,498	—	3,498	3,462	36
MSRs	23,310	—	23,310	25,331	—	25,331
Other intangibles	2,105	1,370	735	2,105	1,254	851
Total	$141,599	$4,868	$136,731	$143,620	$4,716	$138,904

The Company recorded aggregate intangible amortization expense of $0.2 million and $0.6 million for the years ended December 31, 2023 and 2022, respectively.

The estimated amortization expense for the next five years is as follows:

(Dollars in Thousands)
2024	$116
2025	116
2026	116
2027	112
2028	95

Note 10. Deposits

Total deposits at December 31 consisted of:

(Dollars in Thousands)	2023	2022
Noninterest-bearing	$3,967,525	$4,906,954
Non-maturity interest-bearing	7,693,554	7,576,110
Time certificates of deposit Balance $250,000 or less	960,849	520,247
Balance more than $250,000	308,198	180,241
Total deposits	$12,930,126	$13,183,552

The following table provides information regarding the maturity of time certificates of deposit at December 31:

	Balances Greater Than $250,000		Balances $250,000 or Less
(Dollars in Thousands)	2023	2022	2023	2022
3 months or less	$44,735	$54,131	$194,982	$145,801
3 months to 6 months	68,743	43,385	169,766	79,102
6 months to 12 months	154,458	55,447	365,076	174,860
Over 12 months	40,262	27,278	231,025	120,484
Total time certificates	$308,198	$180,241	$960,849	$520,247

Note 11. Short-Term Borrowings

Short-term borrowings, which have an original maturity of one year or less, consist of federal funds, repurchase agreements, and FHLB borrowings. Investment securities of $64.2 million and $85.9 million at December 31, 2023 and 2022, respectively, were sold with agreements to repurchase (“repurchase agreements”). All repurchase agreements are customer related. There were no federal funds borrowings at December 31, 2023 and 2022.

The following table provides information regarding short-term borrowings at and for the years ended December 31, 2023 and 2022:

	Federal Funds
	and Repurchase	FHLB
Year Ended December 31 (Dollars in Thousands)	Agreements	Borrowings
Balance at December 31
2023	$64,230	$595,000
2022	$85,946	$775,000
Weighted average interest rate at December 31
2023	0.05%	5.59%
2022	0.09%	4.71%
Maximum amount outstanding at any month-end
2023	$82,380	$1,450,000
2022	$107,228	$775,000
Average amount outstanding during year
2023	$76,714	$886,327
2022	$101,845	$109,201
Weighted average interest rate during year
2023	0.07%	5.34%
2022	0.07%	3.89%

Note 12. Long-Term Debt

Long-term debt, which have an original maturity of more than one year, at December 31 consisted of the following:

(Dollars in Thousands)	2023	2022
Junior subordinated deferrable interest debentures	$61,856	$61,856
Subordinated notes	100,000	100,000
FHLB borrowings	755,000	—
Tax credit related borrowings	104,750	76,838
Other(A)	1,512	2,970
Total long-term debt	$1,023,118	$241,664

(A) Includes amounts related to derivatives and hedging activities for subordinated notes. Refer to Note 18 for additional information.

In June 2006, the Company issued $61.9 million in junior subordinated deferrable interest debentures (“debentures”) in connection with the issuance of $60.0 million of capital securities through Bremer Statutory Trust II (“BSTII”). The Company evaluated BSTII and concluded that the trust is a variable interest entity not subject to consolidation. The debentures bear interest at a floating rate of three-month CME Term SOFR, plus 1.86%, resulting in a rate of 7.24% at December 31, 2023. The debentures mature on June 1, 2036 but may be redeemed by the Company at par on any quarterly interest payment date at the Company’s discretion. At December 31, 2023, the $60.0 million in capital securities qualified as Tier I capital under guidelines of the FRB.

In December 2014, the Company issued $100.0 million in subordinated notes to support ongoing business operations and the Company’s future growth strategy. The notes bear interest at a 5.20% fixed rate and mature on December 30, 2024. At December 31, 2023, none of the subordinated debt qualified as Tier II capital under guidelines of the FRB. The Company phased out the subordinated notes from Tier II capital over a 5 year period, beginning in December 2019. In January 2015, the Company entered into a 10-year, pay variable, receive fixed, interest rate swap to hedge the subordinated debt. The company terminated the swap in July 2021. For additional detail, see the “Fair Value Hedges of Interest Rate Risk” section under Note 18.

The FHLB borrowings bear interest at rates ranging from 4.13% to 5.57%, with maturity dates from 2024 through 2028, and are secured by certain loans as discussed in Note 6.

The Company enters into certain tax credit investment structures related to the New Markets Tax Credits program (“NMTCs”). As a result, the Company records certain notes payable, which are issued in the normal course of business as part of NMTC investment structures. The purpose of these notes is to supplement the investments made by the Company by financing projects that generate tax credits. Each of the notes is structured with a seven year interest only period, and maturity dates ranging from 2027 through 2053. Each structure contains separate put agreements, which allow the Company to put the notes to designated third parties at the end of the seven year interest only period. The notes bear a weighted average interest rate of 3.45%.

Maturities of outstanding long-term debt at December 31, 2023 were as follows:

(Dollars in Thousands)
2024	$486,512
2025	145,000
2026	115,000
2027	85,000
2028 and later	191,606
Total	$1,023,118

Note 13. Employee Benefit Plans Pension Plans

The Company maintains the Bremer Retirement Plan (“Pension Plan”), which is a qualified defined benefit pension plan designed to provide retirement benefits to substantially all the employees of the Company, its subsidiaries, and OBT. An employee who has attained the age of 21 and completed 1,000 hours of service within a 12-month period shall become a participant in the Pension Plan on the next semiannual entry date. In addition, the Company has a Supplemental Executive Retirement Plan (“SERP”), an unfunded plan designed to supplement the benefits determined under the Pension Plan for certain highly compensated employees of the Company to the extent the benefits under the Pension Plan are capped by compensation limits.

Other Postretirement Benefits

The Company provides certain retiree health care benefits relating primarily to medical insurance co-payments to retired employees between the ages of 55 and 65. The Company amended the Company’s Retiree Medical Plan effective January 1, 2006, which gradually eliminated the medical premium subsidy for retired employees over a period of ten years ending December 31, 2015, while continuing to allow retired employees access to the Company’s group medical coverage. The Company accrues the cost of these benefits during the employees’ active service, and benefits are funded as incurred.

Pension Plans and Other Postretirement Benefits

The Company recognizes actuarial gains or losses and prior service costs or credits, and measures plan assets and pension obligations, and accumulated other comprehensive income or loss, net of tax, at December 31 of each year. The Company expects to amortize the following amounts from accumulated other comprehensive income in shareholders’ equity on the consolidated balance sheet to net periodic benefit cost in noninterest expense on the consolidated statement of income during the year ended December 31, 2024:

(Dollars in Thousands)	Pension Benefits	Other Postretirement Benefits
Gain (loss), net	$9,460	$(712)

The following table summarizes the changes in benefit obligations and plan assets for the years ended December 31, and the funded status and amounts recognized on the consolidated balance sheet at December 31 for the retirement plans:

	Pension Benefits		Other Postretirement Benefits
(Dollars in Thousands)	2023	2022	2023	2022
Change in Projected Benefit Obligation
Benefit obligation at beginning of period	$260,543	$358,890	$4,997	$6,564
Service cost	7,608	12,400	215	287
Interest cost	14,230	10,956	263	192
Participants’ contributions	—	—	648	895
Actuarial loss (gain)	13,663	(110,972)	(820)	(1,366)
Benefit payments	(11,246)	(10,731)	(749)	(1,575)
Benefit obligation at end of period	$284,798	$260,543	$4,554	$4,997
Change in Fair Value of Plan Assets
Fair value at beginning of period	$313,824	$464,843	$—	$—
Actual return on plan assets	33,814	(140,634)	—	—
Employer contributions	—	—	—	680
Participant contributions	—	—	—	895
Benefit payments	(10,900)	(10,385)	—	(1,575)
Fair value at end of period	$336,738	$313,824	$—	$—
Funded (Unfunded) Status	$51,940	$53,281	$(4,554)	$(4,997)
Components of the Consolidated Balance Sheet
Prepaid benefit asset	$55,020	$56,400	$—	$—
Accrued benefit liability	(3,080)	(3,119)	(4,554)	(4,997)
Recognized amount	$51,940	$53,281	$(4,554)	$(4,997)
Accumulated Other Comprehensive Income (Loss), Pretax
Actuarial gain (loss), net	$(109,023)	$(118,493)	$6,923	$6,779
Prior service credit (cost), net	—	—	—	—
Recognized amount	$(109,023)	$(118,493)	$6,923	$6,779

The accumulated benefit obligation for the Company’s pension plans was $263.2 million and $240.7 million at December 31, 2023 and 2022, respectively. Net pension expense for the plans at December 31 was as follows:

	Pension Benefits		Other Postretirement Benefits
Year Ended December 31 (Dollars in Thousands)	2023	2022	2023	2022
Service cost	$7,608	$12,400	$215	$287
Interest cost	14,230	10,956	263	192
Expected return on plan assets	(21,561)	(29,871)	—	—
Actuarial loss (gain) amortization	10,880	1,682	(677)	(557)
Net periodic benefit cost (income)	$11,157	$(4,833)	$(199)	$(78)

The components of net periodic benefit cost, other than the service cost component, are included in other noninterest expense in the consolidated statement of income.

Weighted average assumptions used to determine benefit obligations at December 31, as well as the weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, were as follows:

	Pension Benefits		Other Postretirement Benefits
	2023	2022	2023	2022
Benefit Obligations at December 31
Discount rate	5.21%	5.59%	5.21%	5.59%
Rate of compensation increase	4.00%	4.00%	N/A	N/A
Net Periodic Benefit Cost for Years Ended December 31
Discount rate	5.59%	3.10%	5.59%	3.10%
Expected return on plan assets	7.00%	6.50%	N/A	N/A
Rate of compensation increase	4.00%	4.00%	N/A	N/A

The discount rate utilized to determine future pension obligations is based primarily on a review of current high-quality fixed-income securities that could be used to settle the obligations of the plan.

The December 31, 2023 assumption for the long-term rate of return on plan assets, which will be used to determine net periodic benefit cost for the year ended December 31, 2024, is 7.0%, representing the expected long-term rate of return on plan assets reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the benefit obligation. The assumption was determined by reflecting expectations regarding future long-term rates of return for the investment portfolio, with consideration given to the distribution of investments by, and historical rates of return of, each individual asset class.

For purposes of other postretirement benefits measurements, the Company assumed health care trend rates at December 31, as follows:

	2023	2022
Current year trend	6.25%	6.50%
Ultimate year trend	5.00%	5.00%
Year of ultimate trend rates	2029	2029

The following table presents information about the Company’s Pension Plan assets measured at fair value on a recurring basis at December 31 and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value. See Note 21 for a description of Level 1, Level 2, and Level 3 hierarchies.

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total
2023
Cash and money market funds	$9,074	$—	$—	$9,074
Group trust at NAV				187,379	(1)
Comingled funds at NAV				88,538	(1)
Collective investment trust at NAV				51,747	(1)
Total	$9,074	$—	$—	$336,738
2022
Cash and money market funds	$8,011	$—	$—	$8,011
Group trust at NAV				189,842	(1)
Comingled funds at NAV				68,118	(1)
Collective investment trust at NAV				47,853	(1)
Total	$8,011	$—	$—	$313,824

(1)	These investments are valued based on net asset value per share as a practical expedient; fair values are provided to reconcile to total investment assets of the plans at fair value.

The Company’s long-term asset allocation targets are 75% return seeking assets and 25% liability- hedging fixed income. The return seeking assets allocation is distributed over a number of professionally managed comingled investment trusts and real estate investment trust. The Company regularly reviews the actual asset allocation and periodically rebalances the investments to the targeted allocation when considered appropriate. The Company believes that 7.0% is a reasonable long-term rate of return assumption for the pension plan assets for 2024, given the long-term asset allocation strategy and investment time horizon. During the years ended December 31, 2023 and 2022, the pension plan assets generated total composite returns of 11.2% and -30.5%, respectively. The Company will continue to evaluate the actuarial assumptions, including the expected rate of return, at least annually, and will adjust as necessary.

In developing strategic asset allocation guidelines for the plan, an emphasis is placed on the long-term characteristics of individual asset classes, the benefits of diversification among multiple asset classes, and the Company’s long-term return expectations for the plan. Consideration is also given to the proper level of risk of the plan, particularly with respect to the long-term nature of the plan’s liabilities and long-term investment horizon of plan assets.

The Company seeks to maintain an adequately funded Pension Plan, defined as having a fair market value of plan assets to projected benefit obligation ratio of at least 94% to 100%. This is generally achieved by making annual cash contributions to the plan in an amount at least equal to the current year’s calculated service cost. Contributions to the plan are intended to provide for benefits attributed to service to date and for those expected to be earned in the future.

The Company currently expects that there will be no minimum required contribution to the pension plan in 2024 under the provisions of the Pension Protection Act of 2006, as modified by the Worker, Retiree, and Employer Recovery Act of 2008. However, management may make a discretionary cash contribution to ensure that the plans remain adequately funded, and expects to make the following benefit payments, which reflect expected future service, as appropriate:

Year Ended December 31 (Dollars in Thousands)	Pension Benefits	Postretirement Benefits
2024	$12,819	$499
2025	13,659	463
2026	14,620	433
2027	15,550	434
2028	16,335	408
2029 through 2033	92,113	2,085

401(k) Plan

The 401(k) Plan is a defined contribution plan. The Company provides a 100% match of the first 1% to 5% of plan compensation the employee contributes on a pretax basis. Total employer contributions of $6.0 million and $5.9 million were made for the years ended December 31, 2023 and 2022, respectively.

Employee Stock Ownership Plan

The Employee Stock Ownership Plan is a defined contribution plan covering substantially all employees of the Company, and the plan holds 103,356 shares of Class A common stock of the Company. Contributions to the plan are made exclusively by the Company as determined by the annual cash needs of the plan and are credited to the individual accounts of the employees who are participants in the plan for the fiscal year the contribution is made. Contributions and forfeitures are allocated to participants on the basis of total compensation, defined as 100% of base pay and eligible commissions earned during the plan year, while dividends paid on allocated shares increase participant accounts. Contributions of $1.0 million and $1.5 million were made to this plan during the years ended December 31, 2023 and 2022, respectively.

Note 14. Other Noninterest Income

The following table provides information regarding the components of other noninterest income:

Year Ended December 31 (Dollars in Thousands)	2023	2022
Other loan fees	$4,515	$6,145
Equity in earnings of unconsolidated subsidiaries	713	6,914
Other	13,252	13,027
Total other noninterest income	$18,480	$26,086

Note 15. Other Noninterest Expense

The following table provides information regarding the components of other noninterest expense:

Year Ended December 31 (Dollars in Thousands)	2023	2022
Professional fees	$26,647	$20,338
Marketing	9,366	8,773
Software development contract termination costs	—	5,361
Other lending expense	3,645	3,838
Other components of net benefit costs	3,134	(17,599)
Other	41,045	33,484
Total other noninterest expense	$83,837	$54,195

Note 16. Income Taxes

The components for the provision for income taxes were:

Year Ended December 31 (Dollars in Thousands)	2023	2022
Current:
Federal	$16,200	$26,309
State	18,441	15,141
Deferred	(2,233)	8,182
Total provision for income taxes	$32,408	$49,632

The following provides a reconciliation between the provision for income taxes and the amount computed by applying the statutory federal income tax rate:

Year Ended December 31 (Dollars in Thousands)	2023	2022
Federal tax at statutory rate	$32,847	$52,099
State income tax, net of federal tax benefits	9,668	13,738
Less tax effect of:
Interest on state and political subdivision securities	1,669	2,200
Other tax-exempt interest	8,270	7,478
Tax credits	8,247	6,723
Unrecognized tax benefits	(6,252)	(232)
Other	(1,827)	36
Total provision for income taxes	$32,408	$49,632

The Company invests in certain structures, which are designed to provide income tax credits on a federal and/or state basis, including New Market Tax Credits (NMTCs), low-income housing tax credits, and historic tax credits. Tax credits recognized based on these investments were $8.2 million and $6.7 million for the years ended December 31, 2023 and 2022, respectively.

Temporary differences resulting in deferred tax assets and liabilities, included on a net basis within accrued expenses and other liabilities on the consolidated balance sheet, were as follows at December 31:

(Dollars in Thousands)	2023	2022
Deferred tax assets
Allowance for credit losses	$28,827	$32,433
Accumulated other comprehensive loss, employee benefit plans	27,567	30,163
Compensation and employee benefits	16,955	18,711
Lease liability	5,299	5,402
Deferred loan fees	3,564	3,217
Nonaccrual loan interest income	1,353	1,389
Partnership investment	607	1,775
Accumulated other comprehensive loss, available-for-sale securities	57,371	65,064
Other	4,357	2,181
Gross deferred tax assets	$145,900	$160,335
Deferred tax liabilities
Prepaid pension asset	$44,794	$46,593
Goodwill and other intangible assets	15,817	14,844
Premises and equipment	5,689	4,767
Mortgage servicing rights	6,071	6,404
Right of use asset	4,803	5,243
Accumulated other comprehensive income, derivatives	1,082	1,807
Prepaid expenses	1,010	838
Other	2,003	1,510
Gross deferred tax liabilities	$81,269	$82,006
Net deferred tax asset (liability)	$64,631	$78,329

The Company’s deferred tax assets represent the anticipated federal, and state tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising the balance. In management’s opinion, the deferred tax assets will be fully realized through future reversals of deferred tax liabilities along with future taxable income exclusive of existing deferred tax liabilities. Accordingly, no valuation allowance has been provided.

Liabilities for unrecognized tax benefits were $7.4 million and $1.2 million at December 31, 2023 and 2022, respectively. The Company is no longer subject to income tax examinations for years prior to 2020 for federal purposes and 2019 for state purposes.

Note 17. Commitments and Contingencies

The Company utilizes various off-balance-sheet instruments to satisfy the financing needs of customers. These instruments represent contractual obligations of the Company to provide funding, within a specified time period, to a customer. The following provides information regarding the outstanding commitments at December 31:

(Dollars in Thousands)	2023	2022
Loan commitments	$3,054,683	$3,421,432
Standby letters of credit	57,639	63,657

Loan commitments represent contractual agreements to provide funding to customers over a specified time period so long as there is no violation of any condition of the contract. These loans are generally operating lines of credit.

Standby letters of credit represent a conditional commitment to satisfy an obligation to a third party, generally to support public and private borrowing arrangements, on behalf of the customer.

The Company’s potential exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The credit risk associated with letters of credit and loan commitments is substantially the same as extending credit in the form of a loan; therefore, the same credit policies apply in evaluating potential letters of credit or loan commitments. The amount of collateral obtained, if deemed necessary upon the extension of credit, is based on management’s credit evaluation. The type of collateral held varies, but includes real estate, accounts receivable, inventory, and productive assets. Management assesses unfunded commitments for credit risk and estimates a liability related to losses that may result from the assessed risk. The liability for unfunded commitments, included in accrued expenses and other liabilities on the consolidated balance sheet, was $3.1 million and $8.3 million at December 31, 2023 and 2022, respectively.

Other Commitments and Contingencies

Under contracts with service providers, the Company is obligated for future payments. Contractual future minimum payments over the term of the contracts are as follows:

(Dollars in Thousands)
2024	$23,454
2025	20,464
2026	19,317
2027	17,684
2028	17,231
2029 and later	14,796

The Company is routinely involved in legal actions that are incidental to the business of the Company. Although it is difficult to predict the ultimate outcome of these cases, management believes, based on discussions with counsel, that any ultimate liability will not materially affect the Company’s consolidated financial position or results of operations.

Note 18. Derivatives and Hedging Activities

Risk Management Objectives of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount and duration of its wholesale funding, investment portfolio, and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to certain floating and fixed-rate borrowings. In addition, the Company may also utilize derivative financial positions to hedge changes in the fair value of certain related assets or liabilities and to accommodate the business requirements of its customers.

Fair Values of Derivative Instruments on the Consolidated Balance Sheet

The following table presents the fair value of the Company’s derivative financial instruments and notional amounts at December 31, categorized by hedging designation:

	Assets				Liabilities
	2023		2022		2023		2022
(Dollars in Thousands)	Fair Value	Notional Value	Fair Value	Notional Value	Fair Value	Notional Value	Fair Value	Notional Value
Designated hedging
Fair value hedges:
Interest rate contracts	$—	$—	$—	$—	$—	$—	$—	$—
Cash flow hedges:
Interest rate contracts	—	—	—	—	—	—	—	—
Not designated hedging
Customer-related:
Interest rate contracts	33,155	2,116,933	33,856	1,898,377	140,556	2,116,933	167,862	1,898,377
Credit contracts	—	49,819	9	49,087	—	83,606	1	60,613
Mortgage banking:
Rate locks	304	6,883	177	4,929	—	—	—	—
Forward contracts	—	—	—	—	218	11,000	53	6,000
Total derivatives	$33,459	$2,173,635	$34,042	$1,952,393	$140,774	$2,211,539	$167,916	$1,964,990

Certain derivative exchanges have enacted a rule change which in effect results in the legal characterization of variation margin payments for certain derivative contracts as settlement of the derivatives mark-to- market exposure and not collateral. Accordingly, the Company’s reporting of certain derivatives reflects variation margin recorded on trades cleared through these exchanges as settled. The daily settlement of the derivative exposure does not change or reset the contractual terms of the instrument.

Derivatives are classified as other assets or other liabilities on the consolidated balance sheet.

Derivatives Designated as Hedging Instruments

Fair Value Hedges of Interest Rate Risk

The Company is exposed to changes in the fair value of certain of its fixed-rate obligations due to changes in the benchmark interest rate, SOFR. Interest rate swaps designated as fair value hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the agreements without the exchange of the underlying notional amount. As of December 31, 2023, the Company did not have any interest rate contracts that were designated as fair value hedges.

For derivatives designated and that qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in earnings. The Company includes the gain or loss on the hedged items in the same line item as the offsetting loss or gain on the related derivatives.

During 2021, the Company terminated an interest rate swap that was designated as a fair value hedge of interest rate risk associated the Company’s fixed rate subordinated notes. The interest rate swap, which had a notional value of $100.0 million, terminated with a settlement value of $5.0 million. The $5.0 million basis adjustment to the fixed rate subordinated notes’ carrying amount will be amortized as a reduction of interest expense between July 2021, the date of the interest rate swap termination, and December of 2024, the maturity date of the debt. Amortization of the basis adjustment totaled $1.5 million and $1.4 million during the years ended December 31, 2023 and 2022, respectively. The unamortized balance of the basis adjustment totaled $1.5 million and $3.0 million at December 31, 2023 and 2022, respectively. The amounts to be amortized during the next 12 months is $1.5 million.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed payments over the life of the agreements without exchange of the underlying notional amount. The changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income or loss and is subsequently reclassified into earnings in the period that the hedged transaction affects earnings. As of December 31, 2023, the Company did not have any interest rate contracts designated as cash flow hedges.

During 2022, the Company terminated two interest rate swaps that were designated as cash flow hedges of interest rate risk associated with certain of the Company’s variable rate funding. The interest rate swaps, which had a combined notional value of $200.0 million, terminated at a settlement value of $8.1 million. This amount will be reclassified from accumulated other comprehensive income to interest expense between January 2022, the termination date, and April 2026, the original combined term of the interest rate swaps. A reduction to interest expense of $2.2 million was recorded related to these transactions during the year ended December 31, 2023. The accumulated other comprehensive income balance totaled $4.0 million and $6.3 million at December 31, 2023 and 2022, respectively. The amounts to be reclassified during the next 12 months is $2.2 million.

During 2019, the Company terminated an interest rate swap that was designated as a cash flow hedge of interest rate risk associated with certain of the Company’s variable rate loans. The interest rate swap, which had a notional value of $200.0 million, terminated at a settlement value of $6.6 million. This amount was reclassified from accumulated other comprehensive income to interest income on a straight-line basis between July 2019, the termination date, and March of 2023, the original term of the interest rate swap. Interest income of $0.4 million and $1.8 million was recorded related to this transaction during the years ended December 31, 2023 and 2022, respectively. The accumulated other comprehensive income balance totaled $0.0 million and $0.4 million at December 31, 2023 and 2022, respectively.

Derivatives Not Designated as Hedging Instruments

The Company executes interest rate derivatives with commercial banking customers to facilitate their respective risk management strategies. Those interest rate derivatives are simultaneously hedged by offsetting derivatives that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. Interest rate derivatives associated with this program are reported on the consolidated balance sheet at fair value, with changes in fair value of both the customer derivatives and the offsetting derivatives recognized directly in net income. Amounts related to these activities are reflected as customer-related interest rate contracts within this footnote. Derivatives related to these activities are subject to credit risk associated with counterparties to the derivative contracts. The Company measures that credit risk using a credit valuation adjustment and includes it within the fair value of the derivative. Included within other noninterest income on the consolidated statement of income are amounts recorded related to credit valuation adjustments of $0.3 million in positive adjustments and $0.6 million in positive adjustments during the years ended December 31, 2023 and 2022, respectively.

Credit risk participation agreements arise when the Company contracts with other institutions, as a guarantor or beneficiary, to share the credit risk associated with certain interest rate swaps. These agreements provide for reimbursement of losses resulting from a third-party default on the underlying swap. Amounts related to these activities are reflected as customer-related credit contracts within this footnote. Amounts recorded within other noninterest income on the consolidated statement of income related to these activities were not material for the years ended December 31, 2023 and 2022.

As part of the Company’s risk management strategy through its mortgage banking activities, derivative instruments such as forward sales contracts are utilized. Changes in the fair value of these derivative instruments are recorded in mortgage banking and loan fees. Amounts related to these activities are reflected as mortgage banking forward contracts within this footnote.

In the normal course of business through its mortgage banking activities, interest rate lock commitments arise related to agreements with customers regarding residential mortgage loans. Such commitments provide a specified interest rate for a specified time period to the customer. Where the Company intends to sell the resulting loan, authoritative accounting guidance requires that these commitments be recorded at fair value on the consolidated balance sheet. Changes in the fair value of these interest rate lock commitments are recorded in other noninterest income and are offset by the changes in the fair value of forward sales contracts. Amounts related to these activities are reflected as mortgage banking rate locks within this footnote. Amounts recorded within mortgage banking and loan fees on the consolidated statement of income related to these activities were $0.8 million in gains and $3.9 million in gains for the years ended December 31, 2023 and 2022, respectively.

Credit-Risk-Related Contingent Features

The Company has agreements with its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations. The Company also has agreements with its derivative counterparties that contain a provision where if the Company fails to maintain its status as an adequately capitalized institution, the counterparty could terminate the derivative positions and the Company would be required to settle its obligations under the agreements. As of December 31, 2023, the termination value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for non- performance risk, related to these agreements was immaterial. The Company has minimum collateral posting thresholds with its derivative counterparties and has not posted any collateral at December 31, 2023. If the Company had breached any of these provisions at year end, it could have been required to settle its obligations under the agreements at the termination value.

Note 19. Common Stock

The Company has authorized 12,000,000 shares of Class A common stock and 10,800,000 shares of Class B common stock. The shares of Class A common stock have full rights to vote on all matters presented before the Company’s shareholders, including the election of the Company’s directors. The Class B common stock, all of which is held by OBT, is non-voting except with respect to certain extraordinary corporate transactions, upon which the holders would have the right to vote on an equivalent per-share basis with the holders of Class A common stock.

Each share of Class B common stock is convertible into one share of Class A common stock upon the occurrence of the following events: (i) at the affirmative election of a third party or entity, upon the transfer of Class B common stock from OBT to any third party or entity, or (ii) at the affirmative election of the holder of Class B common stock, if cash dividends have not been paid on Class A and Class B common stock with respect to any year in an amount equal to at least 5% of the Company’s net book value as of the last day of the immediately preceding year. The Company has reserved 10,800,000 shares of Class A common stock in the event of conversion of the Class B common stock.

At December 31, 2023 and 2022, 960,000 shares of redeemable Class A stock were issued and outstanding. At December 31, 2023, these shares were subject to redemption at a price of $120.71 per share, which was net book value. These shares are owned by employees and directors of the Company and its subsidiaries and the employee benefit plans of the Company. The employee holders of Class A common stock have the right to require the Company to purchase their shares upon their deaths, permanent disabilities, or retirements, while the Company has the option to purchase the shares from holders upon the occurrence of certain events, which include death, retirement, or termination of the employee’s employment. It is the Company’s intent that these 960,000 shares will continue to be held by employees, directors, and employee benefit plans of the Company and its subsidiaries and not be directly purchased by the Company or OBT.

On October 28, 2019, OBT delivered notice to the Company asserting that the trustees of OBT had sold 725,000 shares of the Company’s Class B common stock to 19 entities, each of which delivered a notice of an intent to convert such shares of Class B common stock into Class A common stock. As of December 31, 2023, the validity of these purported transactions was the subject of ongoing litigation. These consolidated financial statements do not reflect such transactions.

Note 20. Regulatory Matters

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, as defined in the regulations and set forth in the following table, of total, common equity Tier I, and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Effective January 1, 2015, under a phase-in period, revised regulatory capital guidelines increased the minimum required ratios and established a capital conservation buffer. The capital conservation buffer adds 2.5% to the minimum Tier I Common Equity ratio in order to avoid constraints on capital distributions, such as dividends, and certain bonus compensation for executive officers. The Company is required to phase out the subordinated notes from Tier II capital over a 5 year period, beginning in December 2019. As of December 31, 2023, the Company meets all capital adequacy requirements to which it is subject.

The Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) required the establishment of a capital- based supervisory system of prompt corrective action for all depository institutions. The Federal Reserve Board’s implementation of FDICIA defines “well-capitalized” institutions as those for which Tier I capital ratio equals or exceeds 8%, total risk-based capital ratio equals or exceeds 10%, and leverage ratio equals or exceeds 5%. Bremer Bank’s ratios in each of these categories met or exceeded the “well- capitalized” ratios at December 31, 2023

As an approved mortgage seller and servicer, Bremer Bank, through its mortgage banking division, is required to maintain various levels of shareholder’s equity, as specified by various agencies, including the United States Department of Housing and Urban Development, Government National Mortgage Association, Federal Home Loan Mortgage Corporation, and the Federal National Mortgage Association. At December 31, 2023, Bremer Bank met these requirements.

The following provides the Company’s and Bremer Bank’s actual capital amounts and ratios at December 31:

						To Be Well Capitalized
			For Capital			Under Prompt Corrective
	Actual		Adequacy Purpose			Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
At December 31, 2023
Total capital (to risk-weighted assets):
Consolidated	$1,743,562	13.87%	$1,005,686	≥	8.00%	N/A
Bremer Bank	1,610,614	12.87	1,001,254	≥	8.00	1,251,567	≥	10.00%
Tier I capital (to risk-weighted assets):
Consolidated	1,635,177	13.01	754,265	≥	6.00	N/A
Bremer Bank	1,504,792	12.02	750,940	≥	6.00	1,001,254	≥	8.00
Common Equity Tier I capital (to risk-weighted assets):
Consolidated	1,575,177	12.53	565,698	≥	4.50	N/A
Bremer Bank	1,504,792	12.02	563,205	≥	4.50	813,519	≥	6.50
Tier I capital (to average assets):
Consolidated	1,635,177	9.82	666,387	≥	4.00	N/A
Bremer Bank	1,504,792	9.06	664,547	≥	4.00	830,683	≥	5.00
At December 31, 2022
Total capital (to risk-weighted assets):
Consolidated	$1,718,975	14.43%	$952,997	≥	8.00%	N/A
Bremer Bank	1,544,907	13.01	949,682	≥	8.00	1,187,103	≥	10.00%
Tier I capital (to risk-weighted assets):
Consolidated	1,574,697	13.22	714,748	≥	6.00	N/A
Bremer Bank	1,423,785	11.99	712,262	≥	6.00	949,682	≥	8.00
Common Equity Tier I capital (to risk-weighted assets):
Consolidated	1,514,697	12.72	536,061	≥	4.50	N/A
Bremer Bank	1,423,785	11.99	534,196	≥	4.50	771,617	≥	6.50
Tier I capital (to average assets):
Consolidated	1,574,697	9.80	642,422	≥	4.00	N/A
Bremer Bank	1,423,785	8.89	640,544	≥	4.00	800,680	≥	5.00

Federal law prevents the Company, its nonbank subsidiaries and OBT from borrowing from Bremer Bank unless the loans are secured by the statutorily required amount of collateral. Further, the secured loans that may be made by Bremer Bank are generally limited to 10% of Bremer Bank’s equity if made to the Company or any individual affiliate and 20% of Bremer Bank’s equity if made to all affiliates and the Company in the aggregate. At December 31, 2023 and 2022, Bremer Bank had not extended credit to the Company.

The payment of dividends by the Company to shareholders and the payment of dividends by Bremer Bank to the Company are both subject to various limitations by bank regulators, which include maintenance of certain minimum capital ratios as well as limitations based on the level of net income and dividends paid in recent periods.

Note 21. Fair Value

The Company uses fair value measurements for the initial recording of certain assets and liabilities, periodic remeasurement of certain assets and liabilities, and disclosures. Derivatives, available-for-sale investment securities, and MSRs are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as LHFS, impaired loans, and OREO, and certain other assets and other liabilities. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-fair value accounting or impairment write- downs of individual assets.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value measurement reflects all the assumptions that market participants would use in pricing the asset or liability, including assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset and the risk of nonperformance. The Company groups its assets and liabilities measured at fair value into a three-level hierarchy for valuation techniques used to measure financial assets and financial liabilities at fair value. This hierarchy is based on whether the valuation inputs are observable or unobservable. These levels are:

Fair Value Hierarchy	Definition
Level 1	Quoted prices in active markets for identical assets or liabilities. Level 1 includes U.S. Treasury securities.
Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 includes debt securities that are traded less frequently than exchange-traded instruments and which are typically valued using third party pricing services; derivative contracts and other assets and liabilities.
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments for which values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category includes MSRs and interest rate lock commitments.

When the Company changes its valuation inputs for measuring financial assets and financial liabilities at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets or liabilities to another level in the hierarchy based on the new inputs used. The Company recognizes these transfers at the end of the reporting period in which the transfers occur. During the years ended December 31, 2023 and 2022, there were no transfers of financial assets or financial liabilities between the hierarchy levels.

Recurring Fair Value Measurements

The following section describes the valuation methodologies used by the Company to measure financial assets and liabilities at fair value on a recurring basis. In addition, the following section includes an indication of the level of the fair value hierarchy in which the assets or liabilities are classified. Where appropriate, the description includes information about the valuation models and key inputs to those models. During the years ended December 31, 2023 and 2022, there were no significant changes to the valuation techniques used by the Company to measure fair value. The following table provides the balances of assets and liabilities measured at fair value on a recurring basis at December 31:

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total
2023
Available-for-sale securities	$—	$1,623,960	$—	$1,623,960
Mortgage servicing rights	—	—	23,310	23,310
Derivative assets	—	33,155	304	33,459
Total assets	$—	$1,657,115	$23,614	$1,680,729
Derivative liabilities	$—	$140,774	$—	$140,774
2022
Available-for-sale securities	$100	$1,754,723	$—	$1,754,823
Mortgage servicing rights	—	—	25,331	25,331
Derivative assets	—	33,865	177	34,042
Total assets	$100	$1,788,588	$25,508	$1,814,196
Derivative liabilities	$—	$167,916	$—	$167,916

Available-For-Sale Securities

When quoted market prices for identical securities are available in an active market, these prices are used to determine fair value and these securities are classified within Level 1 of the fair value hierarchy. Level 1 investment securities include U.S. Treasury securities.

For other securities, quoted market prices may not be readily available for the specific securities. When possible, the Company determines fair value based on market observable information, including quoted market prices for similar securities, inactive transaction prices, and broker quotes. These securities are classified within Level 2 of the fair value hierarchy. Level 2 valuations are generally provided by a third-party pricing service. The Company reviews the valuation methodologies utilized by the pricing service and, on a quarterly basis, reviews the security level prices provided by the pricing service against management’s expectation of fair value, based on changes in various benchmarks and market knowledge from recent trading activity, as well as comparisons to other independent secondary pricing sources. Level 2 investment securities include agency mortgage-backed securities, certain other asset-backed securities, obligations of state and political subdivisions, agency debt securities, and corporate debt securities.

The Company did not hold any available-for-sale securities that were classified within Level 3 at December 31, 2023 or 2022.

Mortgage Servicing Rights

MSRs are valued using a discounted cash flow methodology and are classified within Level 3. The Company determines fair value of the MSRs by projecting future cash flows using prepayment rates and other assumptions and discounts these cash flows using a market based discount rate. The MSR valuations, as well as the assumptions used, are developed with the assistance of a third party. Risks inherent in MSR valuation include higher than expected prepayment rates and/or delayed receipt of cash flows. There is minimal observable market activity for MSRs on comparable portfolios and, therefore, the determination of fair value requires significant management judgment. Refer to Note 7 for further information on MSR valuation assumptions.

Derivatives

The Company obtains the fair value of interest rate swaps from a third-party pricing service that uses an industry standard discounted cash flow methodology. In addition, credit valuation adjustments are incorporated in the fair values to account for potential non-performance risk. In adjusting the fair value of its interest rate swap contracts for the effect of non-performance risk, the Company has considered any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. In conjunction with the FASB’s fair value measurement guidance, the Company made an accounting policy election to measure the credit risk of these derivative financial instruments, which are subject to master netting agreements, on a net basis by counterparty portfolio.

The Company has determined that the primary inputs used to value its interest rate swaps offered to qualified commercial borrowers fall within Level 2 of the fair value hierarchy, while the credit valuation adjustments associated with these derivatives utilize Level 3 inputs, such as estimates of current credit spreads. The Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its interest rate swaps and has determined that the credit valuation adjustment is not significant to the overall valuation of these derivatives. As a result, the Company classifies its interest rate swap valuations in Level 2 of the fair value hierarchy.

Mortgage interest rate lock commitments and forward sale contracts are valued based on the securities prices of similar collateral, term, rate, and delivery for which the loan is eligible to deliver in place of the particular security. The Company’s mortgage security prices are supplied by a market data vendor, which in turn accumulates prices from a broad list of securities dealers. Prices are processed through a mortgage pipeline management system that accumulates and segregates all interest rate lock commitment and forward sale transactions according to the similarity of various characteristics (maturity, term, rate, and collateral). Prices are matched to those positions that are deemed to be an eligible substitute or offset (i.e., deliverable) for a corresponding security observed in the market and adjusted for an assumed pull-through rate. As a result, the Company classifies its interest mortgage commitments in Level 3 of the fair value hierarchy.

Non-Recurring Fair Value Measurements

The following section describes the valuation methodologies used by the Company to measure financial assets and liabilities at fair value on a non-recurring basis. In addition, the following section includes an indication of the level of the fair value hierarchy in which the assets or liabilities are classified. Where appropriate, the description includes information about the valuation models and key inputs to those models. During the years ended December 31, 2023 and 2022, there were no significant changes to the valuation techniques used by the Company to measure fair value on a nonrecurring basis. The following table provides the balances of assets and liabilities measured at fair value on a non-recurring basis at December 31:

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total
2023
Impaired loans, included in LHFI	$—	$—	$52,828	$52,828
OREO	—	—	3,625	3,625
Total assets	$—	$—	$56,453	$56,453
2022
Impaired loans, included in LHFI	$—	$—	$51,158	$51,158
OREO	—	—	273	273
Total assets	$—	$—	$51,431	$51,431

Impaired Loans

Impaired loans are recorded at the loan’s observable market prices, the estimated fair value of the collateral for collateral-dependent loans, or the present value of the expected future cash flows discounted using market based credit spreads of comparable debt instruments of the specific borrower or comparable borrowers. Appraised values, adjusted for management’s assumptions relating to costs to hold, maintain, and sell the property, are generally used on real estate collateral-dependent impaired loans. Given the significant assumptions used in the valuation, impaired loans are included within Level 3 of the fair value hierarchy.

Other Real Estate Owned

The fair value of OREO is based on third party appraisals, net of estimated selling costs. Given the significant assumptions used in the valuation, OREO is included within Level 3 of the fair value hierarchy.

Loans Held for Sale

LHFS, which consist primarily of current production of certain first-lien residential mortgage loans, are carried at the lower of cost or estimated fair value. Fair value is estimated using observable inputs, primarily actual sale experience as well as secondary market price quotes. The Company did not record any adjustments to LHFS during the years ended December 31, 2023 or 2022, as fair value approximated carrying value at December 31, 2023 and 2022. Given that fair value is based on observable market prices, LHFS would be classified within Level 2 of the fair value hierarchy. The Company had recorded loans held for sale of $10.3 million and $11.9 million at December 31, 2023 and 2022, respectively.

Disclosures About Fair Value of Financial Instruments

The following section describes the valuation methodologies used by the Company to measure financial assets and liabilities at fair value for disclosure purposes only. In addition, the following section includes an indication of the level of the fair value hierarchy in which the assets or liabilities are classified. Where appropriate, the description includes information about the valuation models and key inputs to those models. During the years ended December 31, 2023 and 2022, there were no significant changes to the valuation techniques used by the Company to measure fair value for disclosure purposes.

The following table provides the balances of financial assets and financial liabilities measured at fair value for disclosure purposes only at December 31:

		Fair Value
	Carrying
(Dollars in Thousands)	Amount	Level 1	Level 2	Level 3	Total
2023
Cash, cash equivalents, and due from banks	$391,470	$391,470	$—	$—	$391,470
Held-to-maturity securities	2,104,572	78,593	1,710,307	—	1,788,900
Loans held for investment	11,351,545	—	—	10,984,984	10,984,984
Total financial assets	$13,847,587	$470,063	$1,710,307	$10,984,984	$13,165,354
Deposits	$12,930,126	$—	$12,941,093	$—	$12,941,093
Short-term borrowings	659,230	—	659,292	—	659,292
Long-term debt	1,023,118	—	1,007,900	—	1,007,900
Total financial liabilities	$14,612,474	$—	$14,608,285	$—	$14,608,285
2022
Cash, cash equivalents, and due from banks	$713,841	$713,841	$—	$—	$713,841
Held-to-maturity securities	2,175,723	58,188	1,769,462	—	1,827,650
Loans held for investment	10,509,062	—	—	9,935,140	9,935,140
Total financial assets	$13,398,626	$772,029	$1,769,462	$9,935,140	$12,476,631
Deposits	$13,183,552	$—	$13,185,252	$—	$13,185,252
Short-term borrowings	860,946	—	861,723	—	861,723
Long-term debt	241,664	—	225,152	—	225,152
Total financial liabilities	$14,286,162	$—	$14,272,127	$—	$14,272,127

Cash, Cash Equivalents, and Due from Banks

The carrying value of cash, cash equivalents, and due from banks approximates fair value due to the relatively short period of time between the origination of the instruments and their expected realization. These amounts are classified within Level 1.

Held-To-Maturity Securities

When quoted market prices for identical securities are available in an active market, these prices are used to determine fair value and these securities are classified within Level 1 of the fair value hierarchy. Level 1 investment securities include U.S. Treasury securities.

For other held-to-maturity securities, quoted market prices may not be readily available for the specific securities. When possible, the Company determines fair value based on market observable information, including quoted market prices for similar securities, inactive transaction prices, and broker quotes. These securities are classified within Level 2 of the fair value hierarchy. Level 2 valuations are generally provided by a third party pricing service. The Company reviews the valuation methodologies utilized by the pricing service and, on a quarterly basis, reviews the security level prices provided by the pricing service against management’s expectation of fair value, based on changes in various benchmarks and market knowledge from recent trading activity, as well as comparisons to other independent secondary pricing sources. Level 2 investment securities include agency mortgage-backed securities. The Company did not hold any held-to- maturity securities that were classified within Level 3 at December 31, 2023 or 2022.

Loans Held for Investment

The LHFI portfolio consists of both variable and fixed-rate obligations, the fair value of which was estimated using discounted cash flow analyses and other valuation techniques. To calculate discounted cash flows, the loans were aggregated into pools of similar types and expected repayment terms. The expected cash flows of loans considered historical prepayment experience and estimated credit losses for non- performing loans and were discounted using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan type. In addition, when computing the estimated fair values for loans, the best estimate of losses inherent in the portfolio is deducted. Given the significant assumptions used in the valuation, LHFI is included within Level 3.

Deposits

The estimated fair value of deposits with no stated maturity, such as noninterest-bearing savings and money market checking accounts, is the amount payable on demand. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities. Deposits are included within Level 2.

Short-Term Borrowings

Short-term borrowings consist of federal funds, repurchase agreements, and FHLB borrowings. For variable-rate borrowings, fair value approximates carrying value. For fixed-rate borrowings, the fair value is determined by discounting future cash flows at current rates for borrowings with similar remaining maturities. Short-term borrowings are included within Level 2.

Long-Term Debt

For fixed-rate debt, the fair value is determined by discounting future cash flows at current rates for debt with similar remaining maturities and call features or by using market prices for similar assets. For variable-rate debt, fair value is determined by using market prices for similar assets. Long-term debt is included within Level 2.

Off-Balance Sheet Financial Instruments

The Company estimates the fair value of loan commitments and letters of credit based on the related amount of unamortized deferred commitment fees adjusted for probable losses from these arrangements. Substantially all of these commitments have floating rates and do not expose the Company to interest rate risk. The fair value of these unfunded commitments is approximately equal to their carrying value, which was $3.1 million and $8.3 million at December 31, 2023 and 2022, respectively.

Note 22. Subsequent Events

The Company evaluated all subsequent event activity through March 26, 2024 (the date the accompanying financial statements were available to be issued) and concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements.